EXHIBIT 10.2


                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT


                                       OF

                          ANGELLAN MEDICAL SYSTEMS, LLC

                      a Delaware Limited Liability Company


                             DATED DECEMBER 9, 1997


                                 by and between


                               ANGEION CORPORATION

                                       AND

                                ELA MEDICAL, INC.


         Note: Portions of this exhibit marked with "X's" have been omitted pursuant to a request for confidentiality under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A copy of this exhibit in its entirety has been filed separately with the Securities and Exchange Commission.




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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I           Definitions..............................................  1
         1.1        DEFINITIONS..............................................  1

ARTICLE II          Formation of Company..................................... 11
         2.1        FORMATION................................................ 11
         2.2        NAME..................................................... 11
         2.3        PRINCIPAL PLACE OF BUSINESS.............................. 11
         2.4        REGISTERED OFFICE AND REGISTRATION AGENT................. 11
         2.5        TERM..................................................... 12
         2.6        REQUIRED DOCUMENTS....................................... 12

ARTICLE III         Nature of Business....................................... 12
         3.1        PERMITTED BUSINESS....................................... 12
         3.2        NO INDIVIDUAL AUTHORITY.................................. 13
         3.3        NO RESPONSIBILITY FOR MEMBERS' COMMITMENTS............... 13
         3.4        POWERS................................................... 13

ARTICLE IV          Names and Addresses of Members........................... 13

ARTICLE V           Rights and Duties of Directors and Officers.............. 13
         5.1        THE BOARD................................................ 13
         5.2        MEMBERSHIP OF THE BOARD.................................. 14
         5.3        QUORUM................................................... 14
         5.4        POWERS OF BOARD OF DIRECTORS............................. 14
         5.5        MEETINGS................................................. 16
         5.6        PARTICIPATION BY CONFERENCE TELEPHONE.................... 16
         5.7        ACTION WITHOUT MEETINGS.................................. 16
         5.8        LIABILITY OF DIRECTORS................................... 16
         5.9        NO EXCLUSIVE DUTY........................................ 16
         5.10       INDEMNIFICATION FOR ACTS OF EMPLOYEES AND OTHER AGENTS... 17
         5.11       RESIGNATION.............................................. 17
         5.12       REMOVAL.................................................. 17
         5.13       VACANCIES................................................ 17
         5.14       COMPENSATION OF DIRECTORS................................ 17
         5.15       OFFICERS................................................. 17
         5.16       STAFFING OF THE COMPANY.................................. 19
         5.17       ANCILLARY AGREEMENTS..................................... 21
         5.18       CONFLICTS OF INTEREST.................................... 21

ARTICLE VI          Rights and Obligations of Members........................ 22
         6.1        LIMITATION OF LIABILITY.................................. 22
         6.2        RIGHTS AND DUTIES OF MEMBERS............................. 22


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         6.3        APPROVAL OF MAJOR MATTERS................................ 23
         6.4        COMPANY BOOKS............................................ 23
         6.5        PRIORITY AND RETURN OF CAPITAL........................... 23
         6.6        LIABILITY OF A MEMBER TO THE COMPANY..................... 24
         6.7        CONFLICTS OF INTEREST, CONTRACT WITH MEMBERS OR
                      AFFILIATES............................................. 24

ARTICLE VII         Actions by Members....................................... 24
         7.1        MEETINGS OF MEMBERS...................................... 24
         7.2        PLACE OF MEETINGS........................................ 24
         7.3        NOTICE OF MEETINGS....................................... 24
         7.4        NO NOTICE REQUIRED....................................... 24
         7.5        MEMBER APPROVAL.......................................... 25
         7.6        ACTION BY MEMBERS WITHOUT A MEETING...................... 25
         7.7        WAIVER OF NOTICE......................................... 25
         7.8        PARTICIPATION BY CONFERENCE TELEPHONE.................... 25

ARTICLE VIII        Contributions to the Company and Capital Accounts........ 25
         8.1        INITIAL CAPITAL CONTRIBUTIONS............................ 25
         8.2        ADDITIONAL CONTRIBUTIONS................................. 26
         8.3        CAPITAL ACCOUNTS......................................... 26
         8.4        WITHDRAWAL OR REDUCTION OF CONTRIBUTIONS TO CAPITAL...... 27

ARTICLE IX          Allocations, Income Tax, Distributions,
                    Elections, and Reports................................... 28
         9.1        ALLOCATIONS OF NET PROFITS AND NET LOSSES................ 28
         9.2        SPECIAL ALLOCATIONS...................................... 29
         9.3        DISTRIBUTIONS............................................ 31
         9.4        LIMITATION UPON DISTRIBUTIONS............................ 31
         9.5        ACCOUNTING PRINCIPLES.................................... 31
         9.6        INTEREST ON AND RETURN OF CAPITAL CONTRIBUTIONS.......... 31
         9.7        LOANS TO COMPANY......................................... 32
         9.8        RECORDS, AUDITS AND REPORTS.............................. 32
         9.9        RETURNS AND OTHER ELECTIONS.............................. 32
         9.10       TAX MATTERS PARTNER...................................... 32

ARTICLE X           Operations; Product Purchases............................ 33
         10.1       ANNUAL OPERATING BUDGETS................................. 33
         10.2       SUPPLY AGREEMENTS........................................ 34
         10.3       THIRD PARTY CLAIMS....................................... 34

ARTICLE XI          Intellectual Property.................................... 35
         11.1       GENERAL PRINCIPLES....................................... 35
         11.2       MEMBER MARKS............................................. 35
         11.3       COMPANY MARKS............................................ 36
         11.4       PATENTS.................................................. 36
         11.5       COPYRIGHTS............................................... 37


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         11.6       EXCLUSIVITY.............................................. 37
         11.7       DEVELOPMENT REPORTS...................................... 38
         11.8       REGULATORY MATTERS....................................... 38

ARTICLE XII         Transferability.......................................... 38

ARTICLE XIII        Representations and Warranties........................... 38

ARTICLE XIV         Dissolution and Winding Up............................... 39
         14.1       DISSOLUTION.............................................. 39
         14.2       CHANGE OF CONTROL........................................ 40
         14.3       LIMITATION ON WITHDRAWALS................................ 42
         14.4       WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS....... 42
         14.5       CERTIFICATE OF CANCELLATION.............................. 44
         14.6       RETURN OF CONTRIBUTION NONRECOURSE TO OTHER MEMBERS...... 44
         14.7       NO RESIDUAL VALUE........................................ 44

ARTICLE XV          Dispute Resolution....................................... 44
         15.1       GENERAL DISPUTE PRINCIPLES............................... 44
         15.2       ARBITRATION OF OTHER DISPUTES............................ 45
         15.3       PARTICIPATION IN THIRD PARTY PROCEEDINGS................. 47

ARTICLE XVI         Confidentiality; Publicity; Non Solicitation............. 48
         16.1       CONFIDENTIAL INFORMATION................................. 48
         16.2       PUBLICITY................................................ 49
         16.3       NON SOLICITATION......................................... 49

ARTICLE XVII        Miscellaneous Provisions................................. 49
         17.1       AFFILIATES............................................... 49
         17.2       NO AGENCY................................................ 49
         17.3       SURVIVAL................................................. 50
         17.4       ENTIRE AGREEMENT......................................... 50
         17.5       NOTICES.................................................. 50
         17.6       BOOKS OF ACCOUNTS AND RECORDS............................ 51
         17.7       GOVERNING LAW............................................ 51
         17.8       WAIVER OF ACTION FOR PARTITION........................... 51
         17.9       AMENDMENTS............................................... 52
         17.10      FURTHER ASSURANCES....................................... 52
         17.11      CONSTRUCTION............................................. 52
         17.12      HEADINGS................................................. 52
         17.13      WAIVERS.................................................. 52
         17.14      RIGHTS AND REMEDIES CUMULATIVE........................... 52
         17.15      SEVERABILITY............................................. 52
         17.16      HEIRS, SUCCESSORS, AND ASSIGNS........................... 52
         17.17      RIGHTS OF CREDITORS AND THIRD PARTIES UNDER LLC
                      AGREEMENT.............................................. 52
         17.18      COUNTERPARTS............................................. 52


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SCHEDULES

Schedule 1.1        Related Agreements

Schedule 10.3       Insurance

Schedule 13         No Conflicts

Schedule 15.2       AAA Rules

EXHIBITS

Exhibit A           Initial Annual Budget and Three Year Strategic Plan

Exhibit B           Form of Angeion Manufacturing and Supply Agreement

Exhibit C           Form of ELA Manufacturing and Supply Agreement

Exhibit D           Form of Intercompany Services Agreement

Exhibit E           Initial Operating Budget








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                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                       OF
                          ANGELLAN MEDICAL SYSTEMS, LLC

                      A DELAWARE LIMITED LIABILITY COMPANY

         Angeion Corporation, a Minnesota corporation ("Angeion"), and ELA Medical, Inc., a Delaware corporation ("ELA"), hereby agree as follows:

         WHEREAS, Angeion and ELA intend to establish a joint venture in the United States in the form of a limited liability company (the "Company") to market and sell cardiac stimulation and related devices manufactured by ELA and Angeion; and

         WHEREAS, Angeion and ELA have agreed that it is in their mutual best interests to form the Company and are interested in pursuing the business opportunities presented by such collaboration.

         NOW THEREFORE, the Parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. The following terms used in this Limited Liability Company Agreement, unless otherwise expressly provided herein, shall have the following meanings.

                  (a)    "ADVANCE FAILURE" shall have the meaning set forth in
Section 8.2 hereof.

                  (b) "AFFILIATE(S)" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the Member in question, but only for so long as such relationship exists. As used herein, the term "control" shall mean the ability to direct the business of a company and shall be presumed in the case of ownership, directly or indirectly, of shares of stock having at least fifty percent (50%) of the voting power entitled to vote for the election of directors in the case of a corporation, and at least fifty percent (50%) of the voting power and interest in profits in the case of a business entity other than a corporation, or only if less than fifty percent (50%) of the voting power and interest in profits is permitted by Applicable Law, the maximum amount allowed in the country in question (so long as the holder otherwise retains the ability to direct the business of the entity). The Parties acknowledge and agree that neither L'Oreal nor the Company shall be deemed to be included within the term "Affiliate" for any purposes under this Agreement unless otherwise expressly provided in this Agreement.

                  (c) "ANCILLARY AGREEMENTS" shall have the meaning set forth in Section 5.17 hereof.

                  (d) "ANGEION SUPPLY AGREEMENT" shall mean that certain Cardiac Stimulation


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Device Manufacturing and Supply Agreement of even date between Angeion and the
Company.

                  (e) "APPLICABLE LAWS" shall mean all foreign, federal, state and local laws, statutes, rules and regulations which have been enacted by a Governmental Authority and are in force as of the date hereof or which are enacted by a Governmental Authority and come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Members of their respective obligations under this Agreement.

                  (f)    "APPROVED BUDGET" shall have the meaning set forth in
Section 10.1(a) hereof.

                  (g)    "BANKRUPTCY" shall mean with respect to either Member
(A) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of such Member in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging such Member a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Member under any Applicable Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Member or of any substantial part of such Member's property, or ordering the winding up or liquidation of the affairs of such Member and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 30 consecutive days or (B) the commencement by such Member of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Member to the entry of a decree or order for relief in respect of such Member in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by such Member of a petition or answer or consent seeking reorganization or relief under any Applicable Law, or the consent by such Member to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Member or of any substantial part of such Member's property, or the making by such Member of an assignment for the benefit of creditors, or the admission by such Member in writing of its inability to pay its debts generally as they become due, or the taking of corporate or other action by such Member in furtherance of any such action or the calling of a meeting of creditors of the Member or appointment of a committee of creditors or liquidating agents with respect to such Member or its assets, or any offering of a composition of or extension to creditors with respect to such Member or its assets, with or without the consent or acquiescence of such Member.

                  (h) "BEST EFFORTS" shall be determined under New York law and shall mean such efforts as are consistent with efforts made by businesses of similar size and resources in a similar circumstance and context to achieve a particular result in a timely manner, but shall not require a Member to take actions that would be commercially unreasonable to such Member in the circumstances.

                  (i) "BOARD" shall mean the Board of Directors of the Company.


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                  (j)    "BOARD APPROVAL" and "APPROVED BY THE BOARD" shall have
the meanings set forth in Section 5.3.

                  (k) "CAPITAL ACCOUNT" as of any given date shall mean the separate account for each Member established and maintained according to the provisions of Section 8.3.

                  (l) "CAPITAL CONTRIBUTION" shall mean any contribution by a Member to the capital of the Company, whether in the form of cash or property.

                  (m) "CAPITAL TRANSACTION" shall have the meaning set forth in Section 9.1(d) below.

                  (n) "CARDIAC STIMULATION DEVICE" shall mean an implantable medical device for electrically stimulating or shocking the heart which is suitable for use by or with human patients. The term "Cardiac Stimulation Device" includes, without limitation: cardiac pacemakers, antitachycardia pacemakers, cardioverters and defibrillators, including combinations thereof ("such devices"), pulse generators and other waveform generators for such devices; electronic and mechanical components, including without limitation batteries and capacitors to the extent these components are used for or with such devices; mechanisms for coupling such devices in a stimulating, shocking or sensing relationship to the heart including without limitation leads, electrodes, and sensors; and data dispensing, processing and gathering systems for such devices, including without limitation programmers, pacing system analyzers, defibrillation system analyzers, testers, encoders, decoders, transmitters, receivers, and computer software- controlled systems, including all related software; and internal, but not external, holter monitors used for recording heart rhythms (even though such internal holter monitors do not electrically stimulate the heart). The term "Cardiac Stimulation Device" excludes, by way of example and not limitation, muscle stimulators, nerve stimulators, bone growth stimulators, cardiomyoplasty stimulators and associated devices, arrhythmia mapping devices, imaging technology, angioplasty devices, catheter ablation systems, and temporary external pacemakers and defibrillators and EKG monitors (other than pacing programmers) which are stand-alone, non-ambulatory and not intended for transtelephonic monitoring.

                  (o) "CERTIFICATE OF FORMATION" shall mean the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time.

                  (p) "CHANGE OF CONTROL" shall be deemed to have occurred in either of the following circumstances:

                         (i) with respect to Angeion, if: (A) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Angeion, an Affiliate of Angeion, any trustee or other fiduciary holding securities under any compensatory benefit plan of Angeion or an Affiliate of Angeion, or any entity owned directly or indirectly by the stockholders of Angeion in substantially the same proportions as their ownership of stock of Angeion), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of Angeion's then outstanding Voting Securities; (B) during any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the board of directors of Angeion, together with any new director (other than a director designated by a person who has entered into an agreement with Angeion to effect a transaction described in clause (A), (C), or (D) of this paragraph whose election by the board of directors of Angeion or nomination for election by Angeion stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved), cease for any reason to constitute at least a majority of the board of directors of Angeion; (C) a merger or consolidation of Angeion with any other corporation which is not an Affiliate of Angeion is consummated, other than a merger that would result in the Voting Securities of Angeion outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the Voting Securities of Angeion (or the comparable voting securities of such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Angeion or such Affiliate (or similar transaction) in which no person acquires more than 30% of the combined voting power of Angeion's then outstanding Voting Securities shall not constitute a "Change in Control" of Angeion; or (D) an agreement for the sale or disposition by Angeion of all or substantially all of Angeion's assets is consummated; and

                         (ii) with respect to ELA, if any Person, other than Synthelabo or an Affiliate of Synthelabo, acquires, directly or indirectly, all or substantially all of the Cardiac Stimulation Device business of Synthelabo, whether through a merger or the acquisition of stock and/or assets, as such business is currently conducted through ELA Medical, a French societe anonyme ("ELA Medical"), and various other Affiliates of Synthelabo, including ELA, and as such business may hereafter be conducted through such entities or other Affiliates of Synthelabo.

                  (q) "CHANGE OF CONTROL WITHDRAWAL" shall have the meaning set forth in Section 14.2.

                  (r) "COMPANY" shall mean Angellan Medical Systems, LLC, a limited liability company formed under the laws of the State of Delaware.

                  (s) "COMPANY-INDEMNIFIED THIRD PARTY CLAIMS" shall have the meaning set forth in Section 10.3(b) hereof.

                  (t) "COMPANY MINIMUM GAIN" has the meaning specified in Treas. Reg. ss.ss. 1.704-2(b)(2) and (d) and such additional amount as shall be treated as Company Minimum Gain pursuant to Treas. Reg. ss. 1.704-2(j)(1)(iii).

                  (u) "COMPANY NONRECOURSE DEDUCTIONS" shall consist of those deductions and


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in those amounts specified in Treas. Reg. ss.ss. 1.704-2(C).

                  (v) "COMPANY TRADEMARKS" shall have the meaning set forth in Section 11.3 hereof.

                  (w) "CONFIDENTIAL INFORMATION" shall mean technical and business information relating to a Member's Intellectual Property Rights, trade secret processes or devices, techniques, data, formula, inventions (whether or not patentable) or products, research and development (including research subjects, methods and results), production, manufacturing and engineering processes, computer software, costs, profit or margin information, pricing policies, confidential market information, finances, customers, distribution, sales, marketing, and production and future business plans and any other information of a "confidential" nature, specifically including, without limitation, any information that is identified orally or in writing by the disclosing party to be confidential, or that the receiving party should reasonably understand under the circumstances to be a trade secret of the disclosing party or information of a similar nature that is not generally known to the public.

                  (x) "CONTINUATION NOTICE" shall have the meaning set forth in Section 14.2 hereof.

                  (y)    "DEFAULTING MEMBER" shall have the meaning set forth in
Section 8.2 hereof.

                  (z) "DEFICIT CAPITAL ACCOUNT" shall mean, with respect to either Member, the deficit balance, if any, in such Member's Capital Account as of the end of any taxable year, after giving effect to the following adjustments:

                         (i) Credit to such Capital Account any amount which such Member is obligated to restore under Treas. Reg. ss.1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treas. Regs. ss.ss.1.704-2(g)(1) and 1.704-2(i)(5), after taking into account thereunder any changes during such year in Company Minimum Gain (as determined in accordance with Treas. Reg. ss.1.704-2(d)) and the Member Nonrecourse Debt Minimum Gain; and

                         (ii) Debit to such Capital Account the items described in Treas. Reg. ss.ss.1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         The foregoing definition of Deficit Capital Account is intended to comply with the provisions of Treas. Reg. ss.ss.1.704-1(b)(2)(ii)(d) and 1.704-2 and will be interpreted consistently with those provisions.

                  (aa) "DELAWARE ACT" shall mean the Delaware Limited Liability Company Act, Title 6, ss.ss.18-101 to 18-1107, and all amendments thereto.

                  (bb) "DEMAND FOR ARBITRATION" shall have the meaning set forth in Section 15.2


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(b).

                  (cc) "DIRECTOR" shall mean any of the members of the Board, as appointed from time to time by the Members pursuant to the terms hereof.

                  (dd) "DISINTERESTED MEMBER" shall have the meaning set forth in Section 5.18 hereof.

                  (ee) "DISPUTED BUDGET ITEM" shall have the meaning set forth in Section 10.1(c) hereof.

                  (ff) "ELA SUPPLY AGREEMENT" shall mean that certain Cardiac Stimulation Device Manufacturing and Supply Agreement of even date between ELA and the Company.

                  (gg)   "ELA TRADEMARKS" shall have the meaning set forth in
Section 11.2 hereof.

                  (hh) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  (ii) "EXECUTIVE OFFICERS" shall have the meaning set forth in Section 5.15(a) below.

                  (jj)   "FAIR MARKET VALUE" shall have the meaning set forth in
Section 14.2(e) below.

                  (kk) "FISCAL YEAR" shall mean the Company's fiscal year, which shall be the calendar year, or such other fiscal year as the Company may be required to use under the IRC or the Treasury Regulations thereunder.

                  (ll    "GOVERNMENTAL AUTHORITY" shall mean any nation or
government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

                  (mm) "GROSS ASSET VALUE" means, with respect to any asset of the Company, the asset's adjusted tax basis, except that:

                         (i) the initial Gross Asset Value of any asset contributed by either Member to the Company shall be the fair market value of such asset on the date of contribution;

                         (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values at such times as the Members' Capital Accounts are adjusted pursuant to Section
         8.3 hereof;

                         (iii) the Gross Asset Value of any Company asset distributed to either

         Member shall be the gross fair market value of such asset on the date of distribution;

                         (iv) to the extent not otherwise reflected in the Members' Capital Accounts, the Gross Asset Values of Company assets shall be increased (or decreased) to appropriately reflect any adjustments to the adjusted basis of such assets pursuant to IRC ss. 734(b) or IRC ss. 743(b); and

                         (v) if on the date of contribution of an asset or a revaluation of an asset in accordance with (ii)-(iv) above, the adjusted tax basis of such asset differs from its fair market value, the Gross Asset Value of such asset shall thereafter be adjusted by reference to the depreciation method described in Treas. Reg. ss. 1.704-1(b)(2)(iv)(g)(3).

                  (nn) "ICD" shall mean an implantable cardioverter defibrillator.

                  (oo) "INITIAL CAPITAL CONTRIBUTION" shall have the meaning set forth in Section 8.1(a) hereof.

                  (pp)   "INITIAL TERM" shall have the meaning set forth in
Section 2.5 hereof.

                  (qq)   "INTERESTED MEMBER" shall have the meaning set forth in
Section 5.18 hereof.

                  (rr) "INVOLUNTARY WITHDRAWAL" shall have the meaning set forth in Section 14.1.

                  (ss) "INTELLECTUAL PROPERTY RIGHTS" shall mean any patent, copyright, registered design, trademark or other industrial or intellectual property right owned or otherwise enforceable pursuant to license or otherwise by any Person, and applications for any of the foregoing.

                  (tt) "IRC" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws.

                  (uu) "LIQUIDATING MEMBER" shall have the meaning set forth in Section 14.4 hereof.

                  (vv) "LLC AGREEMENT" or the "AGREEMENT" shall mean this Limited Liability Company Operating Agreement, as amended from time to time.

                  (ww) "MATERIAL ADVERSE EFFECT" means any material adverse effect on the assets, results of operations, properties, business or financial condition of Angeion or ELA, as applicable, and its respective subsidiaries taken as a whole.

                  (xx) "MEMBER" shall mean either Angeion or ELA, as applicable, and "MEMBERS" shall mean Angeion and ELA.


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                  (yy)   "MEMBER APPROVAL" and "APPROVED BY THE MEMBERS" shall
have the meanings set forth in Article VII below.

                  (zz) "MEMBER-INDEMNIFIED PRODUCT LIABILITY CLAIMS" shall have the meaning set forth in Section 10.3(a) hereof.

                  (aaa) "MEMBER NONRECOURSE DEBT" means any Company nonrecourse liability for which either Member bears the economic risk of loss within the meaning of Treas. Reg. ss. 1.704-2(b)(4).

                  (bbb) "MEMBER NONRECOURSE DEBT MINIMUM GAIN" has the meaning specified in Treas. Reg. ss. 1.704-2(i)(3), and such additional amount as shall be treated as Member Nonrecourse Debt Minimum Gain pursuant to Treas. Reg. ss. 1.704-2(j)(1)(iii).

                  (ccc) "MEMBER NONRECOURSE DEDUCTIONS" shall consist of those deductions and in those amounts specified in Treas. Reg. ss.ss. 1.704-2(i)(2).

                  (ddd)  "MEMBER TRADEMARKS" shall have the meaning set forth in
Section 11.2 hereof.

                  (eee) "MEMBERSHIP INTEREST" shall mean each Member's entire interest in the Company, including such Member's share of the Company's Net Profits, Net Losses and distributions of the Company's assets and the right to participate in the management of the business and affairs of the Company pursuant to this LLC Agreement and the Delaware Act.

                  (fff) "NET PROFITS" and "NET LOSSES" means, for any Fiscal Year, the Company's taxable income or loss for such period, determined in accordance with IRC ss. 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to IRC ss. 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                         (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be applied to increase such taxable income or reduce such loss;

                         (ii) any expenditure of the Company described in IRC ss. 705(a)(2)(B), or treated as such pursuant to Treas. Reg. ss. 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits and Net Losses shall be applied to reduce such taxable income or increase such loss;

                         (iii) gain or loss resulting from a taxable disposition of any asset of the Company shall be computed by reference to the Gross Asset Value of such asset as reduced by the special depreciation calculations described in Treas. Reg. ss. 1.704-1(b)(2)(iv)(g), notwithstanding that the adjusted tax basis of such asset may differ from its Gross Asset Value;

                         (iv) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss for such Fiscal Year or period, there shall be taken into account depreciation, amortization or other cost recovery determined pursuant to the method described in Treas. Reg. ss. 1.704-1(b)(2)(iv)(g)(3);

                         (v) if Gross Asset Values are adjusted pursuant to
         Section 8.3, the net amount of such adjustment shall be treated as an item of Net Profits or Net Losses, as the case may be; and

                         (vi) any items which are specially allocated pursuant to Section 9.2(h) shall not be taken into account in computing Net Profits or Net Losses.

                  (ggg) "NON-DEFAULTING MEMBER" shall have the meaning set forth in Section 8.2 hereof.

                  (hhh) "NON-EXECUTIVE OFFICERS" shall have the meaning set forth in Section 5.15(b) hereof.

                  (iii) "NON-RESIGNING MEMBER" shall have the meaning set forth in Section 14.2 hereof.

                  (jjj) "NON-WITHDRAWING MEMBER" shall have the meaning set forth in Section 14.1 hereof.

                  (kkk) "OTHER CARDIAC-RELATED DEVICES" shall mean any cardiac-related devices other than Cardiac Stimulation Devices.

                  (lll) "PERCENTAGE INTEREST" shall mean, with respect to each Member, the percentage interest set forth opposite such Member's name in Section 9.1.

                  (mmm) "PERMITTED WITHDRAWAL" shall have the meaning set forth in Section 14.1(a) hereof.

                  (nnn) "PERSON" shall mean any individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust or foreign business organization or any Governmental Authority.

                  (ooo) "POTENTIAL TRANSFERRING EMPLOYEES" shall have the meaning set forth in Section 5.16(b) hereof.

                  (ppp)  "PPI ADJUSTMENT" shall have the meaning set forth in
Section 10.1(c) hereof.

                  (qqq) "PRODUCTS" shall mean any Cardiac Stimulation Devices which are sold to the Company by either of the Members pursuant to the Supply Agreements during the term of this Agreement.

                  (rrr)  "PROPOSED BUDGET" shall have the meaning set forth in
Section 10.1(a) hereof.

                  (sss)  "PUBLISHED WORKS" shall have the meaning set forth in
Section 11.5 hereof.

                  (ttt) "RELATED AGREEMENTS" shall mean the agreements listed on Schedule 1.1.

                  (uuu)  "RENEWAL TERM" shall have the meaning set forth in
Section 2.5 hereof.

                  (vvv) "RESERVES" shall mean, for any fiscal period, funds set aside or amounts allocated during such period to financial reserves for such purposes as are Approved by the Board.

                  (www) "RESIGNATION NOTICE" shall have the meaning set forth in Section 14.2 hereof.

                  (xxx)  "RESIGNING MEMBER" shall have the meaning set forth in
Section 14.2 hereof.

                  (yyy) "SUPPLY AGREEMENTS" shall mean the Angeion Supply Agreement and the ELA Supply Agreement.

                  (zzz) "THIRD PARTY CLAIMS" shall mean any and all claims, lawsuits or actions asserted against the Company or its directors, officers and agents arising out of or related to any Product or Technical Materials, (as defined in the Supply Agreements) (including, without limitations, any data in the Technical Materials that are properly included in the Promotional Materials with a Member's prior written approval) related thereto that are manufactured or supplied by either Member or its Affiliates under the Supply Agreements, including, but not limited to, claims based on strict liability, tort, negligence or breach of express or implied warranty and claims for special, incidental, exemplary and consequential damages, in cases in which it is alleged that personal injury (including but not limited to, emotional distress or disturbance), direct financial loss, death or property damage was caused by a defect in design, material or manufacture of any of the Products or the Technical Materials (including, without limitation, any data in the Technical Materials that are properly included in the Promotional Materials with a Member's prior written approval) related thereto that are manufactured or supplied by either Member or its Affiliates under the Supply Agreements including any misrepresentation or failure to warn in the Technical Materials. "Third Party Claims" shall also include all losses, liabilities, damages, judgements, awards and costs (including reasonable attorneys' fees) arising out of or relating to the claims described in the preceding sentence.

                  (aaaa) "TREASURY REGULATIONS" and "TREAS. REG." shall mean the proposed, temporary or final regulations promulgated under the IRC in effect as of the date of filing the

Certificate of Formation.

                  (bbbb) "TRANSFERRING EMPLOYEE" shall have the meaning set forth in Section 5.16(b) below.

                  (cccc) "VOTING SECURITIES" shall mean any shares of any class of Angeion's capital stock with voting rights generally to elect directors of Angeion.

                  (dddd) "UNIT TRANSFER PRICE" shall have the meaning set forth in Section 10.2 hereof.

                  (eeee) "WITHDRAWING MEMBER" shall have the meaning set forth in Section 14.1 hereof.

         Any reference in this Agreement to any Applicable Law shall be construed as a reference to the Applicable Law (including any successor provision) as amended, re-enacted or extended at the time in question.

                                   ARTICLE II

                              FORMATION OF COMPANY

          2.1 FORMATION. On October 3, 1997, the Members caused the Company to be organized as a Delaware Limited Liability Company by executing and delivering the Certificate of Formation to the Secretary of State of the State of Delaware in accordance with and pursuant to the Delaware Act. The Company shall be governed by and subject to the terms of this Agreement, which supersedes the Limited Liability Company Operating Agreement of the Company dated as of October 3, 1997.

         2.2      NAME. The name of the Company is Angellan Medical Systems,
LLC.

         2.3 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be established by Board Approval. The Company may locate its places of business and registered office at any other place or places as the Board may from time to time deem advisable.

         2.4 REGISTERED OFFICE AND REGISTRATION AGENT. The Company's initial registered office shall be at the office of its registered agent at 1013 Centre Road, Wilmington, Delaware 19805- 1294, County of New Castle, and the name of its initial registered agent at such address shall be Corporation Service Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Delaware Act.

         2.5 TERM. The term of the Company shall be seven (7) years ("Initial Term") from the date of filing of the Certificate of Formation with the Secretary of State of the State of

Delaware and shall be automatically extended for an additional three (3) years ("Renewal Term") unless (i) either Member notifies the other Member in writing at least one year prior to the end of the Initial Term that it does not wish to extend the term of the Company beyond the Initial Term, or (ii) the Company is earlier dissolved in accordance with either the provisions of the Delaware Act (unless the continuation of the term of the Company notwithstanding such dissolution is Approved by the Members) or this LLC Agreement. At least one (1) year prior to the end of the Renewal Term, the Members shall discuss in good faith any further extension of the term of the Company, provided that, if such proposed extension is not Approved by the Members at least six (6) months prior to the end of the Renewal Term, the Company shall terminate at the end of such Renewal Term. The term of this Agreement shall be the same as the term of the Company.

         2.6 REQUIRED DOCUMENTS. The Members shall cause to be executed, filed, recorded or amended, as necessary, any documents required or desirable to be executed, filed, recorded or amended in connection with the formation, operation, termination or dissolution of the Company pursuant to the laws of the State of Delaware or any other jurisdiction in which the Company's business is conducted. The Members shall execute and acknowledge such documents as may be necessary or desirable, as determined by the Board in its reasonable discretion, to otherwise give effect to the terms of this Agreement.

                                   ARTICLE III

                               NATURE OF BUSINESS

         3.1 PERMITTED BUSINESS. The business of the Company shall be the following:

                  (a) to purchase and take delivery of the Products pursuant to the Supply Agreements for sale in the United States;

                  (b) to market and sell in the United States for its own account the Products supplied to it pursuant to the Supply Agreements;

                  (c) to provide after-sale support of the Products in the United States; and

                  (d) to undertake such other activities as are necessary or appropriate to effect the foregoing purposes, to the extent Approved by the Members.

The Company will not engage in any other business without Member Approval.

         3.2 NO INDIVIDUAL AUTHORITY. Except as otherwise expressly provided in this Agreement, neither Member nor its Affiliates, acting alone, will have any authority to act for, undertake or assume any obligations or responsibility on behalf of, the other Member or the

Company.

         3.3 NO RESPONSIBILITY FOR MEMBERS' COMMITMENTS. Unless Approved by the Members, no liability, obligation or indebtedness incurred by either Member or its Affiliates, whether prior to or after execution and delivery of this Agreement, shall become the responsibility of the Company or the other Member or its Affiliates.

         3.4 POWERS. Subject to the provisions of this Agreement, the Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this LLC Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

                                   ARTICLE IV

                         NAMES AND ADDRESSES OF MEMBERS

         The names and addresses of the Members are as follows:

                          Angeion Corporation
                          3650 Annapolis Lane
                          Plymouth, Minnesota 55447

                          ELA Medical, Inc.
                          2950 Xenium Lane North
                          Plymouth, Minnesota 55441


                                    ARTICLE V

                   RIGHTS AND DUTIES OF DIRECTORS AND OFFICERS

         5.1 THE BOARD. The property, affairs and business of the Company shall be managed by or under the direction of the Members. Except as otherwise reserved to the Members hereunder, the Members hereby delegate all authority to manage the property, affairs and business of the Company (i) to the Board and
(ii), except to the extent reserved to the Board, to the Chief Executive Officer. The Board and the Chief Executive Officer will operate in accordance with the procedures set forth in this Agreement. The Board shall also have the right to delegate to the Chief Executive Officer and the other officers of the Company such additional responsibilities, duties and powers as may be determined from time to time by Board Approval.

         5.2 MEMBERSHIP OF THE BOARD. The Board will consist of six (6) Directors, three (3) of whom will be appointed by Angeion and three (3) of whom will be appointed by ELA. Directors shall be natural persons. The Directors will serve until their successors have been appointed by their appointing Member. In the event of a vacancy on the Board, however created, the vacancy will be filled by the Member that appointed the vacating Director by notifying the other Member. The Chairperson of the Board from the date of this Agreement through December 31, 1998 shall be Whitney A. McFarlin. Thereafter, Angeion will designate the Chairperson from among the Directors for each even numbered Fiscal Year and ELA will designate the Chairperson for each odd numbered Fiscal Year, commencing with the Fiscal Year ending December 31, 1999. The Chairperson will have a term of one calendar year, but can be reappointed in subsequent years. The Chairperson will preside at all meetings of the Board, but will not take any action on behalf of the Company without Board Approval and will not have a casting (i.e., controlling) vote in any deadlock of the Board. The initial Board will consist of the following persons:

         Directors Appointed by Angeion:    Whitney A. McFarlin (Chairperson)
                                            David L. Christofferson
                                            William Rissman

         Directors Appointed by ELA:        Philippe Baetz
                                            Ian Bennett
                                            George Liney

         5.3 QUORUM. At all meetings of the Board, the presence of at least four (4) Directors, two (2) appointed by Angeion and two (2) appointed by ELA, will constitute a quorum for the transaction of business. Subject to the presence of such necessary quorum in person or by telephonic participation pursuant to Section 5.6, an absent Director may be represented at any meeting by written proxy granted to one of the other Directors in attendance at such meeting. The Members shall use Best Efforts to ensure that their respective Board representatives attend all Board meetings or otherwise participate therein either directly or through their proxies. A matter submitted to the Board for its approval shall be deemed to have received "Board Approval," and to have been "Approved by the Board," if:

                  (a) until such time as either of the following conditions is satisfied, such matter shall have received the affirmative vote of a majority of the directors present at a meeting with ELA's representatives having the casting (i.e. controlling) vote in the case of deadlock;

                           (i) sales by the Company of Angeion's Products in any calendar quarter xxxxx xx xxxxxx xxxxxx xxxxxxx xxx of sales by the Company of ELA's Products;

                           (ii) if condition (i) has not been satisfied prior to xxx xxxxxxxx xxxxxxx xxxxxx xx xxxxxxxx xx xxxx then sales by the Company of Angeion's Products in such xxxxxxx xxxxxx xxxxxxxx xx xxxx or any xxxxxxxxx thereafter xxxxx xx xxxxxx xxx xxxxxxx xxx of sales by the Company of ELA's Products; and

                  (b) at any time after either of the conditions set forth in paragraph (a) above has been satisfied, such matter shall have received the favorable vote of a majority of each

Member's Board representatives who are present at such meeting. 55.15.25.3

         5.4 POWERS OF BOARD OF DIRECTORS. Except as reserved to the Members or delegated to the Chief Executive Officer, the Members hereby grant full power and authority to the Board to manage the property, affairs and business of the Company. In the exercise of the power and authority so granted, the following matters shall require Board Approval:

                  (a) the consideration and approval (or disapproval) of each Proposed Budget submitted to the Board by the Chief Executive Officer pursuant to Section 10.1, together with approval (or disapproval) of quarterly budgets and three-year strategic plans (the initial annual budget and three-year strategic plan, as agreed by the Parties, are attached as Exhibit A hereto);

                  (b) the acquisition of any property or assets having a value of $1.0 million or more, unless provided for in an Approved Budget;

                  (c) the borrowing of any amounts in excess of $1.0 million, unless provided for in an Approved Budget, the granting of any security interests, liens or other encumbrances over the Company's assets to secure such indebtedness and the authorization of any employees or agents of the Company to incur such indebtedness or grant such liens on behalf of the Company;

                  (d) approval of the opening of corporate bank accounts for the Company and the establishment of signature authority for the operation of such accounts by the officers of the Company;

                  (e) the retention and payment of independent auditing firms to perform services for the Company;

                  (f) the execution and delivery of all other agreements, mortgages, deeds of trust, financing statements, bills of sale, leases, instruments or documents with a value or concerning a transaction in excess of $1.0 million on behalf of the Company;

                  (g) subject to Section 5.18, the filing, prosecution and defense of any lawsuits, claims or proceedings in the Company's name;

                  (h) capital improvement expenditures or projects having a value of $1.0 million or more, unless provided for in an Approved Budget;

                  (i) the appointment of the Chief Executive Officer and any other Executive Officers of the Company (provided that such other Executive Officers shall be initially nominated by the Chief Executive Officer for Board Approval);

                  (j) the execution, amendment or modification of on behalf of the Company of the Ancillary Agreements or any other agreement between the Company and either Member or its Affiliates; and

                  (k) the addition or deletion of any matters requiring Board Approval as set forth above.

                  Without limiting the provisions of Section 5.15, the Chief Executive Officer shall have authority to execute, implement and otherwise carry out all matters which have been Approved by the Board pursuant to this Section
5.4 or have otherwise been delegated to the Chief Executive Officer. No Member or Director shall have any individual power or authority to bind the Company in the absence of Board Approval. Unless authorized to do so by this LLC Agreement or by Board Approval, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way.

         5.5 MEETINGS. Regular meetings of the Board will be held periodically as Approved by the Board, at such times, on such dates and in such places as the Board may designate, but no less often that four (4) times per year. Unless otherwise Approved by the Board, meetings of the Board will be held alternately in Minneapolis, Minnesota and Paris, France or in any other place that may be Approved by the Board. The Chairperson or any Director may at any time call a special meeting of the Board. Notice of any special meeting of the Board may be given by personal delivery, by telephone or facsimile transmission to each Director no later than ten (10) days prior to the day the meeting is to be held and will state the date, place and time of the meeting, and the purpose or purposes for which the meeting is called (provided that, unless objected to by any Director representing either of the Members, such other business as may be reasonably introduced by any Director shall be considered at any such meeting). A notice of meeting will also be sent to the Chief Executive Officer for all meetings unless any Director has requested that the Chief Executive Officer not so attend. Notice of a meeting may be waived in writing by one or more Directors before, during or after the meeting.

         5.6 PARTICIPATION BY CONFERENCE TELEPHONE. The Directors may participate in a Board meeting by means of telephone conference or similar means of electronic communication provided that all persons participating in the meeting can hear each other. Such telephonic or similar participation in a meeting will constitute presence at such meeting.

         5.7 ACTION WITHOUT MEETINGS. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if a written consent thereto is signed by all of the Directors eligible to vote thereon and such written consent is filed with the minutes of the Board.

         5.8 LIABILITY OF DIRECTORS. Each Member shall cause the Directors appointed by it to carry out the functions delegated to them in accordance with the terms of this Agreement and Applicable Law. No individual Director shall have any personal liability to the Company or to the other Member or its Affiliates for such Director's actions or omissions hereunder, provided that the Member that appointed a Director shall be fully responsible to the Company and the other Member and its Affiliates for, and shall indemnify and hold harmless the Company and the other Member and its Affiliates from and against, any and all actions or omissions of the Directors appointed by such Member hereunder. Notwithstanding any provision of the Delaware Act, the Member that appointed a Director shall indemnify such Director for all acts or omissions of such Director and the Company shall not be obligated to indemnify any Director in connection with any such matters.

         5.9 NO EXCLUSIVE DUTY. The Directors shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this LLC Agreement, to share or participate in such other investments or activities of the Directors or to the income or proceeds derived therefrom. The Directors shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture. Each Director shall, however, disclose to the Board any conflict of interest that he or she may have.

         5.10 INDEMNIFICATION FOR ACTS OF EMPLOYEES AND OTHER AGENTS. To the maximum extent permitted under Section 18-108 of the Delaware Act, the Company shall indemnify and hold harmless its officers, employees and other agents who are not Directors to the fullest extent permitted by law, provided that the indemnification in any given situation is Approved by the Members.

         5.11 RESIGNATION. Any Director may resign at any time by giving written notice to each of the Members. The resignation of any Director shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective.

         5.12 REMOVAL. A Director may be removed at any time, with or without cause, by the Member that appointed such Director. Such removal shall be effective upon written notice of removal from the relevant Member to the Director being removed, the other Member and the Chief Executive Officer.

         5.13 VACANCIES. Any vacancy occurring for any reason in the number of Directors of the Company may be filled only in accordance with Section 5.2.

         5.14 COMPENSATION OF DIRECTORS. Unless otherwise Approved by the Members, the Directors shall not receive any salary or other compensation from the Company and the expenses of each Director, whether in connection with attendance at any meetings of the Board or of the Members or otherwise, shall be borne by the Member appointing such Director.

         5.15     OFFICERS.

                  (a) Executive Officers. The executive officers of the Company shall consist of the Chief Executive Officer and such other officers as may be Approved by the Board as "executive officers" (the "Executive Officers") from time to time. Each Executive Officer shall be appointed with Board Approval, provided that all Executive Officers (other than the Chief Executive Officer) shall be nominated by the Chief Executive Officer. Each Executive officer shall be a natural person and shall hold his position until his replacement has been selected by Board Approval or until his earlier death, resignation or other removal. The same Executive Officer may hold two or more offices with the Company, but may not be a Director.

                  (b) Non-Executive Officers. The Chief Executive Officer shall have the right to nominate and appoint one or more non-executive officers ("Non-Executive Officers") of the Company with such duties, powers and responsibilities as may be determined by the Chief Executive Officer in a manner consistent with this Agreement. Subject to the foregoing, Board Approval shall not be required for the appointment of any Non-Executive Officer of the Company. Each Non-Executive Officer shall be a natural person and shall hold his position until his replacement has been selected by the Chief Executive Officer or until his earlier death, resignation or other removal. The same Non-Executive Officer may hold two or more offices with the Company but may not be a Director.

                  (c) Resignation. Any officer may resign at any time by giving written notice to the Board or the Chief Executive Officer, as applicable. Such resignation shall be effective as of the giving of the notice or at such later time, if any, as may be specified in the notice. Unless otherwise specified in the notice, acceptance of an officer's resignation by the Board or the Chief Executive Officer, as applicable, shall not be necessary to make it effective.

                  (d) Removal. The Board may remove any Executive Officer, at any time, with or without cause and the Chief Executive Officer may remove any Non-Executive Officer, at any time, with or without cause.

                  (e) Vacancies. Any vacancy in the position of any officer occurring as the result of an officer's resignation, removal, death, disability or any other reason whatsoever may be filled by the Board or the Chief Executive Officer, as applicable. Each individual who has been selected to fill a vacancy in an officer position shall hold his or her office until his or her successor has been selected by the Board or the Chief Executive Officer, as applicable, or until his earlier resignation, removal or other vacancy.

                  (f) Duties of Officers. (i) The Executive Officers shall derive their duties, powers and authority pursuant to the terms of this LLC Agreement and as may be Approved by the Board from time to time. Without limiting the foregoing, the Chief Executive Officer shall be responsible for the implementation of the policies and strategies Approved by the Board and, subject to the oversight of the Board, shall conduct or supervise the day-to-day business of the Company. The Chief Executive Officer shall be authorized to implement and carry out (including making all necessary expenditures of Company funds) each Approved Budget in accordance with its terms, including all monetary limitations set forth therein, provided, however, that the Chief Executive Officer shall be authorized to exceed budgeted items reflected in each Approved Budget by the aggregate amount of $1.0 million during any Fiscal Year. Except as may be, or has been, delegated to the Chief Executive Officer or Approved by the Board, the Executive Officers shall not have authority to take any action which is specifically reserved to the Board pursuant to Section 5.4. The Chief Executive Officer will attend meetings of the Board unless any Director objects to such attendance. The Chief Executive Officer will not be entitled to vote at any meeting of the Board.

                           (ii) The Non-Executive Officers shall have such
duties, powers and authorities as may be delegated to them by the Chief Executive Officer from time to time, provided that such delegation does not exceed the duties, powers and authorities granted to the Executive Officers under this LLC Agreement or by Board Approval and otherwise consistent with the terms of this Agreement.

                  (g) Initial Officers. The current officers as of the date hereof are:

                      Dennis Selke              Chief Executive Officer

         5.16     STAFFING OF THE COMPANY.

                  (a) General. The Chief Executive Officer shall have general responsibility for meeting the staffing needs of the Company, within the policies and budgets established by the Board, including all decisions as to hiring and firing. Such responsibilities shall include responsibility for employment decisions with respect to officers of the Company other than the Chief Executive Officer, whose employment shall be sole the responsibility of the Board. The Board, in consultation with the Chief Executive Officer, may (i) establish, amend, modify or terminate any employee benefit plans and other compensation arrangements for the benefit of the employees, consultants and contractors of the Company, including, without limitation, incentive and bonus plans, pension, profit sharing, retirement savings plans, health and other employee insurance and welfare benefit plans, qualified retirement plans, welfare benefits, health insurance benefits (medical, dental and vision), disability, life and accident insurance, sickness benefits, vacation and other employee benefit plans (collectively, "Benefit Plans") as the Board may deem appropriate, or (ii) adopt and join for the employees of the Company such similar plans as may be maintained by a Member.

                  (b) Offers of Employment. It is contemplated that a portion of the initial staffing needs of the Company shall be satisfied from the transfer to the Company of existing Member employees to be identified by Member Approval ("Potential Transferring Employees"). For a period of sixty (60) days after the date hereof, the Chief Executive Officer or his designated representatives shall be given the opportunity by each Member to interview all of the Potential Transferring Employees and to offer employment on behalf of the Company to such number of Potential Transferring Employees as may be determined by the Chief Executive Officer. Offers to such Potential Transferring Employees shall provide for employment commencing on such terms and conditions as the Chief Executive Officer shall determine. The Chief Executive Officer will promptly notify each Member of acceptance of any such offer by such Member's Potential Transferring Employees (any such acceptance shall constitute the employee a "Transferring Employee"). The Chief Executive Officer shall be responsible for advising Transferring Employees of the terms and conditions of any offers and for answering any questions relating thereto.

                  (c) Benefits. Upon commencement of employment, Transferring Employees shall be eligible to participate in the Benefit Plans applicable to such employee (subject to the terms and conditions of such plans) on the same basis as all other employees of the Company.

                  (d) Severance Pay. Each Member shall be responsible for severance pay and similar obligations, if any, that may become payable under such Member's respective severance policies, as the same shall be established from time to time, to any Potential Transferring Employee of such Member in connection with the offers of employment contemplated hereby, whether or not such individual becomes a Transferring Employee by accepting the Company's offer of employment.

                  (e) Relocation Expenses. Each Member shall be responsible for any relocation expenses that are offered to its respective Transferring Employees who accept employment with the Company.

                  (f) Wages, Benefits, Etc. (i) Each Member shall be responsible for timely payment as required by Applicable Law of all wages, salaries, bonuses, if any, vacation benefits, and other compensation and benefits earned or accrued by its respective Transferring Employees with respect to service completed on or prior to such Transferring Employee's last date of employment by such Member. Each Member shall be solely responsible for all liabilities and obligations, whether or not contingent, arising under Applicable Law with respect to the terms, conditions of employment, compliance with discrimination and other employment laws, in respect of a Transferring Employee with respect to the period ending with such Transferring Employee's last date of employment by a Member.

                           (ii)  To the extent of commitments that are made
to Transferring Employees in the Company's offers of employment, the Company shall credit such Transferring Employees for their length of service with its respective Member or any Affiliates of such Member for all purposes under any Benefit Plans.

                           (iii) The Company shall be responsible for any
severance pay and similar obligations which may become payable to any Transferring Employee who is terminated by the Company after the date employment commences with the Company. Such payment shall be made pursuant to the Company's severance policy, if any, as in effect from time to time and the Company shall compute severance pay by giving all Transferring Employees full credit for all years of service since their date of last hire with their respective Member.

                  (g) Payment of Claims. All medical, dental, vision, health, sick pay, salary continuation and disability claims incurred by Transferring Employees with respect to the period ending on or prior to the last date of employment by their respective Member shall be determined under the provisions of the Benefit Plans, and the Company shall not assume liability with respect to such claims. All medical, dental, vision, health, sick pay, salary continuation and disability claims incurred with respect to the period after the Transferring Employee's employment commences with the Company shall be determined under the provisions of the

Benefit Plans and neither Member shall assume liability with respect to such claims (except for any claims in respect of a qualified beneficiary that may be available under such Member's health plan by virtue of Section 4980B of the Code with respect to any qualifying event that occurs before an employee becomes employed by the Company), but only to the extent that such provision makes continuation of such Member's health plan applicable to any Transferring Employee after the last date of employment by such Member. For all medical, dental, vision, health, sick pay, salary continuation and disability claims incurred with respect to any period of time during which a Transferring Employee is covered under the provisions of the Benefit Plans as well as the respective Member's benefit plans, the Company's plans shall be primary.

                  (h) Secondment of Employees. A Member may allow certain employees of such Member to commence performing services for the Company prior to commencement of employment by the Company. Any such secondment of employees to the Company by a Member shall be on terms and conditions to be agreed by the Chief Executive Officer and such Member.

                  (i) Continuing Employees. Notwithstanding any terms of this
Section 5.16 to the contrary, no Transferring Employees shall be third party beneficiaries of this Section 5.16 and the Company shall have the sole right to enforce any terms of this Section 5.16 against the applicable Member (subject to Section 5.18) and each Member shall have the sole right to enforce any terms of this Section 5.16 against the Company.

         5.17 ANCILLARY AGREEMENTS. Simultaneously with the execution of this Agreement, the Company will enter into the following agreements (collectively, the "Ancillary Agreements") with the contracting Member in the forms annexed as exhibits hereto:

Agreement                                      Contracting Member        Exhibit
---------                                      ------------------        -------

Angeion Manufacturing and Supply Agreement           Angeion                B

ELA Manufacturing and Supply Agreement               ELA                    C

Intercompany Services Agreement                      Angeion                D

         All services, products or facilities provided by the Members to the Company, to the extent not expressly covered by this Agreement, shall be provided on a commercial, arms-length basis, in each case subject to Board Approval.

         5.18     CONFLICTS OF INTEREST.

                  (a) It is acknowledged and agreed that potential conflicts of interest may arise between the Company and each of the Members and their Affiliates in connection with the performance and enforcement of the Ancillary Agreements. Accordingly, if either Member (the "Disinterested Member") wishes to cause the Company to take any action or to enforce any rights or remedies against the other Member (the "Interested Member") or its Affiliates under any of the Ancillary Agreements, or to forebear from taking any such action or from asserting such rights or remedies), and such action (or forbearance) is not Approved by the Board, the provisions of this Section 5.18 shall become applicable. In such event, prior to invoking the rights granted to it under subclause (b) of this Section 5.18, the Members shall promptly meet with the Chief Executive Officer to seek to resolve their differences. If mutual agreement is not reached through such discussions within 10 days, then such disputes shall be referred by the Members to their respective chief executive officers, who shall meet to negotiate in good faith the possible resolution thereof.

                  (b) If mutual agreement by such chief executive officers is still not reached within a further 10 days, then the matter shall then be referred back to the Board for further action on behalf of the Company. In connection with such further action, the Disinterested Member, acting through its representatives on the Board, shall thereafter have the right to exercise a casting (i.e., controlling) vote on all matters considered by the Board with respect to such matter. For the avoidance of doubt, the purpose of such casting vote is to enable the Disinterested Member to control all deliberations of the Board in connection with such matter, including the right to take any such action (or to forebear from taking such action). Without limiting the foregoing, such Disinterested Member, acting through its representatives on the Board, shall be authorized, in the name and on behalf of the Company, to assert any claim of breach by the Interested Member or its Affiliates of their respective obligations under any of the Ancillary Agreements between the Interested Member and the Company or to defend any assertion by the Interested Member or its Affiliates that the Company has breached its obligations under any of the Ancillary Agreements between the Interested Member and the Company.

                                   ARTICLE VI

                        RIGHTS AND OBLIGATIONS OF MEMBERS

         6.1 LIMITATION OF LIABILITY. Each Member's liability shall be limited as set forth in this LLC Agreement, the Delaware Act and other applicable law. The Company shall observe all corporate formalities and shall maintain books and records and bank accounts separate from each of its Members. The failure of the Company to observe the formalities or requirements relating to the exercise of its powers or management of its business or affairs under this LLC Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members or their Affiliates or the Directors or officers of the Company for liabilities of the Company. Except as otherwise provided by law, a Member and its Affiliates will not be personally liable for any debts, liabilities or losses of the Company, whether arising in contract, tort or otherwise, beyond the Member's Capital Contributions and beyond any obligation of the Member under Article VIII to make Capital Contributions.

         6.2      RIGHTS AND DUTIES OF MEMBERS.

         (a) The rights, duties and obligations of the Members shall be as set forth in this Agreement and neither Member or its Affiliates shall be liable to the other Member or its Affiliates in connection with the formation, operation or dissolution of the Company, except as specifically provided by this Agreement. Without limiting the foregoing, the parties specifically acknowledge and agree that neither Member shall have any fiduciary duty to the other Member whether under the Delaware Act, whether implied in law, or otherwise implied by the terms of this Agreement. Neither Member nor its Affiliates shall assert in any litigation, controversy or proceeding a position contrary to the foregoing or to the waivers and limitations otherwise set forth in this Agreement. The Members intend that this
Section 6.2 shall be given the maximum effect permitted under applicable law, including under Section 18-1101 of the Delaware Act.

         (b) Notwithstanding the foregoing, the Agreement shall be without prejudice to the rights, duties and obligations of the Members and their Affiliates under the Ancillary Agreements and any other agreements between the Members and their respective Affiliates.

         6.3 APPROVAL OF MAJOR MATTERS. The following matters shall require Member Approval:

                  (a) approval of the three year plan for the first three Fiscal Years commencing January 1, 1998;

                  (b) the sale, exchange or other disposition of all, or substantially all, of the Company's assets (other than in the ordinary course of the Company's business), whether as part of a single transaction or a series of transactions;

                  (c) entering into by the Company of any new line of business not permitted under Section 3.1;

                  (d) calls for additional Capital Contributions pursuant to Section 8.2;

                  (e) the adoption of any stock option, phantom stock; or similar employee plan;

                  (f) the making of any distributions or the declaration of any dividends to the Members pursuant to Section 9.3;

                  (g) any extension of the Initial Term or the Renewal Term pursuant to Section 2.5;

                  (h)      any modification of the provisions of Section 3.3;

                  (i) the lending of any amounts to the Company by the Members pursuant to Section 9.7 (but not pursuant to Section 8.2(b)); and

                  (j) such other matters as may require Member Approval under the terms of this Agreement.

         6.4 COMPANY BOOKS. In accordance with Section 9.8, the Company shall maintain and preserve (or cause to be maintained and preserved), during the term of the Company and for four (4) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy those Company documents at the expense of the requesting Member.

         6.5 PRIORITY AND RETURN OF CAPITAL. Except as may be expressly provided in Article IX, neither Member shall have priority over the other Member for the return of Capital Contributions or for Net Profits, Net Losses or distributions; provided that this Section 6.5 shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

         6.6      LIABILITY OF A MEMBER TO THE COMPANY.  Notwithstanding Section
6.1:

                  (a) a Member that rightfully receives the return in whole or in part of its "contribution" (as defined in section 18-101(3) of the Delaware Act) to the Company is nevertheless liable to the Company to the extent now or hereafter provided by the Delaware Act; and

                  (b) a Member who receives a distribution made by the Company which is in violation of this LLC Agreement or Applicable Law shall be liable to the Company for the full amount of such distribution.

         6.7 CONFLICTS OF INTEREST, CONTRACT WITH MEMBERS OR AFFILIATES. Except for the Ancillary Agreements, each Member and its respective Affiliates shall disclose to the Board and the other Member all conflicts of interest that such Member or Affiliate may have with the Company with respect to any specific transaction, agreement or other relationship with the Company (and any interest any of them may have in any entity doing business with the Company), to the extent that the transaction, agreement or relationship is subject to Board Approval or Member Approval.

                                   ARTICLE VII

                               ACTIONS BY MEMBERS

         7.1 MEETINGS OF MEMBERS. The Members shall meet from time to time as and when may be mutually agreed by them; provided, however, that if any action requiring Member Approval is proposed by the Board or by either Member, the Members shall meet as expeditiously as possible to consider and act upon such matter. The presence in person of each Member (acting through its duly appointed representatives) shall constitute a quorum at any such meeting of the Members.

         7.2 PLACE OF MEETINGS. The location of any meeting of the Members shall be determined by Member Approval. If no designation is made by Member Approval, the place of meeting shall alternate between the principal executive office of the Company and Paris, France.

         7.3 NOTICE OF MEETINGS. Except as provided in Section 7.4, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered to the other Member no fewer than ten (10) nor more than fifty (50) days before the date of the meeting, either personally, by facsimile, courier or by mail, by or at the direction of the Member(s) or Director(s) calling the meeting.

         7.4 NO NOTICE REQUIRED. If both of the Members shall meet at any time and place, either within or outside of the State of Delaware, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken; provided, however, that in each such case the actions taken at such meeting are recorded in a written consent prepared in accordance with Section 7.6 below.

         7.5 MEMBER APPROVAL. It is acknowledged and agreed that each Member shall have a 50% voting interest in the Company. Accordingly, a matter submitted to the Members for their approval shall be deemed to have received "Member Approval," and to have been "Approved by the Members", only if such matter shall have received the affirmative vote of each Member (i.e., the unanimous approval of both Members).

         7.6 ACTION BY MEMBERS WITHOUT A MEETING. Any action that may be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member, and delivered to the Board for inclusion in the minutes or for filing with the Company records. Any action taken under this section shall be effective when each Member has signed the consent, unless the consent specifies a different effective date.

         7.7 WAIVER OF NOTICE. When any notice is required to be given to a Member, a waiver of the notice in writing signed by the Member entitled to the notice, whether before, at or after the time stated therein, shall be equivalent to the giving of the notice.

         7.8 PARTICIPATION BY CONFERENCE TELEPHONE. A Member may participate in a meeting of the Members by means of a conference telephone or similar communications equipment allowing representatives of each Member participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

                                  ARTICLE VIII

                          CONTRIBUTIONS TO THE COMPANY
                              AND CAPITAL ACCOUNTS

8        8.1      INITIAL CAPITAL CONTRIBUTIONS.

                  (a) ELA and Angeion shall make an initial Capital Contribution to the Company (the "Initial Capital Contribution") in the aggregate amount of $12.0 million, with $6.0 million to be contributed by each. Such Initial Capital Contributions shall be payable in cash in three (3) equal installments, to be payable when determined by Board Approval. Interest shall not accrue or be payable on any such subsequent installments. All such payments shall be credited to the

Capital Accounts of the Members.

                  (b) Notwithstanding the foregoing, if Approved by the Board, each Member may transfer and convey to the Company, in partial satisfaction of its obligation to make its Initial Capital Contribution, personal property or equipment necessary for the conduct of the Company's business. All such personal property or equipment shall be contributed on an "as is," "where is" basis. The fair market value of such property (determined by Board Approval) shall be credited against the remaining cash portion of the Initial Capital Contribution then payable by the contributing Member.

         8.2      ADDITIONAL CONTRIBUTIONS.

                  (a) Each Member shall have the obligation to make such appropriate further Capital Contributions (in addition to the Initial Capital Contribution) as are necessary to finance (or to secure the financing of) the Company, as and when Approved by the Members, in order to achieve the three-year plan Approved by the Members pursuant to Section 6.3(a) for the three Fiscal Years commencing January 1, 1998. During the remainder of the term of this Agreement, the Members shall use their Best Efforts to contribute such further appropriate Capital Contributions as are necessary to finance (or to secure the financing of) the Company, as and when Approved by the Members in accordance with Section 6.3(d). Upon Member Approval of any such further Capital Contributions, each Member shall pay to the Company its Percentage Interest thereof, such payments to be made in immediately available funds on the dates specified therefor by the Board as Approved by the Members with respect to such further Capital Contribution. None of the terms, covenants, obligations or rights contained in this Section 8.2 is or shall be deemed to be for the benefit of any Person other than the Members and the Company, and no such third Person shall under any circumstances have any right to compel any actions or payments by the Directors or the Members. Nothing herein shall be construed as prohibiting the Members from agreeing to fund capital needs of the Company in the form of loans from the Members.

                  (b) If a Member (the "Defaulting Member") fails to advance to the Company all or any portion of any Capital Contribution which such Defaulting Member is obligated to make under the provisions of this Article VIII (an "Advance Failure"), the other Member, provided it shall have previously advanced the portion of such capital contribution required to be made by it under the provisions of this Article VIII (the "Non-Defaulting Member"), in addition to any other remedies it may have hereunder or at law, shall have the right, but not the obligation, within thirty (30) days after the date specified in this Agreement or by the Board for the payment of such Capital Contribution, to contribute or lend all, or any portion of, the Defaulting Member's Capital Contribution to the Company. In such event, the Non-Defaulting Member may, at its option, elect to treat the amount so advanced as a demand loan to the Defaulting Member, such loan to bear interest at a rate equal to 12% per annum based on a year of 360 days through the date such loan is repaid in full.

         8.3      CAPITAL ACCOUNTS.

                  (a) The Company shall establish and maintain a separate Capital Account for each Member. Each Member's Capital Account initially shall be the amount of money and/or property initially contributed to capital pursuant to Section 8.1.

                  (b) Each Member's Capital Account will be increased by (i) the amount of any additional money contributed by such Member to the Company pursuant to Section 8.2(a), (ii) the fair market value (which shall be agreed to by the Members) of any property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC ss. 752) and (iii) allocations to such Member of Net Profits (or items thereof), and items of income and gain specially allocated pursuant to Section 9.2 hereof (other than allocations pursuant to Subsection (h) thereof).

                  (c) Each Member's Capital Account will be decreased by (i) the amount of any money distributed to or on behalf of such Member by the Company,
(ii) the fair market value (which shall be agreed to by the Members) of any property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under IRC ss. 752), and (iii) allocations to such Member of Net Losses (or items thereof), and items of loss and deduction specially allocated pursuant to Section 9.2 hereof (other than allocations pursuant to Subsection
(h) thereof).

                  (d) In the event of a permitted sale or exchange of a Membership Interest in the Company pursuant to Article XII by a Member to an Affiliate of such Member, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Treas. Reg. ss. 1.704- 1(b)(2)(iv).

                  (e) For any taxable year in which the Company has an election in effect under IRC ss. 754, the Capital Accounts shall be maintained in accordance with Treas. Reg. ss. 1.704- 1(b)(2)(iv)(m).

                  (f) In the event of a distribution of Company assets (other than a DE MINIMIS amount) in exchange for a Membership Interest of a continuing Member or in liquidation of a Member's Interest, or the liquidation of the Company, the Members' Capital Accounts shall be adjusted to reflect the revaluation of Company assets on the books of the Company in accordance with Treas. Reg. ss. 1.704-1(b)(2)(iv)(f) and shall be maintained in accordance with Treas. Reg. ss. 1.704-1(b)(2)(iv)(g).

                  (g) Notwithstanding anything herein to the contrary, the Members' Capital Accounts shall at all times be maintained in the manner required by Treas. Reg. ss. 1.704- 1(b)(2)(iv), and any questions or ambiguities arising hereunder shall be resolved by reference to such Regulations. Further, such Regulations shall govern the maintenance of the Capital Accounts to the extent this Agreement is silent as to the treatment of a particular item. In the event Treas. Reg. ss. 1.704-1(b)(2)(iv) shall fail to provide guidance as to how adjustments to the

Capital Accounts should be made to reflect particular adjustments to Company capital on the books of the Company, such Capital Account adjustments shall be made in a manner that is consistent with the underlying economic arrangement of the Members, and is based, wherever practicable, on federal tax accounting principles.

                  (h) Except as otherwise required in the Delaware Act (and subject to Section 8.2), no Member shall have any liability to restore all or any portion of a deficit balance in the Member's Capital Account.

         8.4 WITHDRAWAL OR REDUCTION OF CONTRIBUTIONS TO CAPITAL. Neither Member shall receive out of the Company's property any part of its Capital Contributions until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them. A Member, irrespective of the nature of its Capital Contribution, shall only have the right to demand and receive cash in return for its Capital Contributions.

                                   ARTICLE IX

                     ALLOCATIONS, INCOME TAX, DISTRIBUTIONS,
                             ELECTIONS, AND REPORTS

         9.1      ALLOCATIONS OF NET PROFITS AND NET LOSSES.

                  (a) Net Profits and Net Losses for each Fiscal Year will be allocated to the Members in accordance with their respective Percentage Interests. The Percentage Interests shall be as follows:

                           Member:                  Percentage Interest:

                           Angeion                           50%
                           ELA                               50%

                  (b) Except as otherwise provided in this Agreement, whenever a proportionate part of the Company's Net Profits or Net Losses is allocated to a Member, every item of income, gain, loss or deduction entering into the computation of such Net Profits or Net Losses, or arising from the transactions with respect to which such Net Profits or Net Losses were realized, shall be credited or charged, as the case may be, to such Member in the same proportion.

                  (c) Items of tax credit shall be allocated to the Members in proportion to their respective Percentage Interests, but not credited or charged to their respective Capital Accounts, in accordance with Treas. Reg. ss. 1.704-1(b)(4)(ii).

                  (d) As between a Member who has transferred all or part of its Interest in the Company in accordance with Article XII and such Member's transferee, Net Profits and Net Losses and items thereof (other than those attributable to a Capital Transaction (as defined below)) for any year shall be apportioned on the basis of the number of days in such year that each was the holder of such interest (making any adjustments necessary to comply with the provisions of IRC ss. 706(d)(2)), without regard to the results of the Company's operations during the period before and after the date of such transfer; provided, however, that if both the transferor and transferee approve and agree to pay the expenses of the Company in connection therewith, a special closing of the Company's books shall be made as of the effective date of such transfer and the apportionment of Net Profits and Net Losses and items thereof shall be made on the basis of actual operating results. Items attributable to a Capital Transaction shall be allocated to the transferee or transferor, as the case may be, who was the Member on the date such Capital Transaction occurred. For purposes hereof, the term "Capital Transaction" means, with respect to any property of the Company: a financing or refinancing; insurance recovery or condemnation award (other than for a temporary loss of use); easement sale; sale, exchange or other disposition other than in the ordinary course of business; or any other voluntary or involuntary disposition, conversion or loss the proceeds of which, under normal tax accounting rules, are considered to be capital in nature.

         9.2 SPECIAL ALLOCATIONS. Except as otherwise provided, the following overriding allocations shall be made prior to the allocations of Net Profits and Net Losses provided for in Section 9.1 and shall be made in the following order:

                  (a) Notwithstanding any other provision of this Article IX, if there is a net decrease in Company Minimum Gain or in any Member Nonrecourse Debt Minimum Gain during any Fiscal Year or other period, prior to any other allocation pursuant hereto, each Member shall be specifically allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treas. Reg. ss.ss. 1.704-2(f) and 1.704-2(i)(4) or any successor provisions. The items to be so allocated shall be determined in accordance with Treas. Reg. ss. 1.704-2(j)(2) or any successor provision.

                  (b) Company Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

                  (c) Member Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Member who made or guaranteed, or is otherwise liable with respect to, the loan to which such Member Nonrecourse Deductions are attributable in accordance with the principles of Treas. Reg. ss. 1.704-2(i) or any successor provision.

                  (d) If in any Fiscal Year, any Member has a Deficit Capital Account, whether resulting from an unexpected adjustment, allocation or distribution described in Treas. Reg. ss. 1.704-1(b)(2)(ii)(d)(4), (5) or (6) or otherwise, such Member shall be allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such Fiscal Year) sufficient to eliminate such Deficit Capital Account as quickly as possible, to the extent required by such Treasury Regulation. It is the intention of the parties that this allocation provision constitute a "qualified income offset" within the meaning of Treas. Reg. ss. 1.704-1(b)(2)(ii)(d).

                  (e) Any state, local or foreign taxes imposed on the Company by reason of a

Member being a citizen, resident or national of such state, locality or foreign jurisdiction, to the extent the same gives rise to an item of tax income or tax loss, shall be specially allocated to such Member.

                  (f) The amount of any adjustment (a "Section 482 Adjustment") to the Company's taxable income resulting from a redistribution, reapportionment or reallocation of gross income, deductions, credits or allowances between the Company and a Member (or an Affiliate of such Member) effected pursuant to IRC ss. 482 with respect to any transaction between the Company and such Member (or such Affiliate) shall be specially allocated in full to such Member as of the end of the taxable period with respect to which such Section 482 Adjustment was made. If such Section 482 Adjustment results in an increase in the Company's taxable income, then (i) the Member that is required to receive the related special allocation shall indemnify and hold harmless the other Member, on an after-tax basis, from and against any net additional taxes and interest, penalties, charges or additions to tax payable by such other Member as a result of such Section 482 Adjustment and (ii) the amount of such Section 482 Adjustment that has been specially allocated to the first Member pursuant to this Section 9.2(f) shall be deemed to have been distributed to such Member as of the end of the taxable period with respect to which such Section 482 Adjustment was made. If such Section 482 Adjustment results in a decrease in the Company's taxable income, then (iii) the Member that is entitled to receive the related special allocation shall be deemed to have contributed the amount of such Section 482 Adjustment to the capital of the Company as of the end of the taxable period with respect to which such Section 482 Adjustment was made and
(iv) the other Member shall pay to the first Member the amount of any tax savings realized by such other Member as a result of such Section 482 Adjustment. For purposes of this Section 9.2(f), whenever a payment is required to be made on an after-tax basis, the amount of such payment shall be increased to an amount that, after deduction of all taxes required to be paid in respect of the receipt of such increased amount, shall be equal to the required payment amount. All recapture income or tax credit recapture resulting from a sale or disposition of Company property shall be allocated to the Member or Members who received allocations of the deductions or credits giving rise to such recapture income or tax credit recapture.

                  (g) The special allocations provided for in subsections (a),
(b), (c) and (d) of this Section 9.2 are intended to comply with certain requirements of Treas. Reg. ss.ss. 1.704-1 and 1.704-2. To the extent that any of such special allocations shall have been made, subsequent allocations of income, gains and losses and items thereof ("curative allocations") shall be made as soon as possible and in a manner so as to cause, to the extent possible without violating the requirements of Treasury Regulations ss.ss.1.704-1 and 1.704-2, the Capital Account balances to be as nearly as possible in the same proportions in which they would have been had such special allocations not occurred. In making such curative allocations, due regard shall be given to the character of the Net Profits and Net Losses and items thereof and items of income and gain that were originally allocated pursuant to subsections (a), (b),
(c) and (d) of this Section 9.2 in order to put the Members as nearly as possible in the relative economic positions in which they would have been had such special allocations not occurred. Without limiting the generality of the foregoing, if, in any Fiscal Year, the allocations required under subsection (a) of this Section 9.2 would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Board may in its discretion (and shall, if requested to do so by either Member) seek to have the Internal Revenue service waive the minimum gain chargeback requirement in accordance with Treas. Reg. ss. 1.704-2(f)(4).

                  (h) In accordance with IRC ss. 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subclause (ii) of the definition of Gross Asset Value herein and Subsection (d) of Section 8.3 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and the Gross Asset Value in a manner consistent with the requirements of Treas. Reg. ss. 1.704-3(a)(6) or the corresponding provision of successor Treasury Regulations. Any elections or other decisions relating to such allocations shall be made in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this subsection (h) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

         9.3 DISTRIBUTIONS. All distributions of cash or other property shall be made to the Members pro rata in proportion to their respective Percentage Interests on the record date of the distribution. Subject to Section 9.4, all distributions of cash and property shall be made at such time as determined by Member Approval. The Company shall at all times be entitled to withhold or make payments to any Governmental Authority with respect to (i) any Federal, state, local or foreign tax liability of any Member arising as a result of such Member's participation in the Company or (ii) imposed on the Company by reason of a Member being a citizen, resident or national of a state, locality or foreign jurisdiction. Each such amount so withheld or paid shall be deemed to be a distribution for purposes of this Article IX or Article XIV, as the case may be, to the extent such Member is then entitled to a distribution. To the extent that the amount of such withholdings or payments made with respect to any Member exceeds such amount, the excess shall be treated as a demand loan, bearing interest at a rate equal to 12% per annum, from the date of such payment or withholding until such excess is repaid to the Company, by (i) deduction from any distributions subsequently payable to such Member pursuant to this Agreement or (ii) earlier payment of such excess and interest by such Member to the Company. Such excess and interest shall in any case be payable not less than thirty (30) days after demand therefor by the Chief Executive Officer. The withholdings and payments referred to in this Section 9.3 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Chief Executive Officer shall have received an opinion of counsel or other evidence, satisfactory to the Chief Executive Officer, to the effect that a lower rate is applicable, or that no withholding or payment is required.

         9.4 LIMITATION UPON DISTRIBUTIONS. The Members shall not approve any distribution that would render the Company insolvent.

         9.5 ACCOUNTING PRINCIPLES. The profits and losses of the Company shall be determined in accordance with United States generally accepted accounting principles applied on a consistent basis using the accrual method of accounting. Each Member will report its share of each item of Company taxable income and losses in a manner consistent with the Company's treatment of such items for tax purposes.

         9.6 INTEREST ON AND RETURN OF CAPITAL CONTRIBUTIONS. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for in this LLC Agreement.

         9.7 LOANS TO COMPANY. Nothing in this LLC Agreement shall prevent any Member from making secured or unsecured loans to the Company, provided such loan is Approved by the Members. If a Member or an Affiliate of a Member lends any amounts to the Company, the loan shall be a debt of the Company to that Member or Affiliate of that Member, not a Capital Contribution, and shall bear interest and be repaid on terms Approved by the Members. In addition, any such loans shall not be regarded as an increase in the lending Member's Capital Account and shall not entitle that Member to any increased share of Company's income, losses or distributions.

         9.8 RECORDS, AUDITS AND REPORTS. At the expense of the Company, the Board shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

                  (a) a current list of the full name and last known business, residence or mailing address of each Member and Director, both past and present;

                  (b) a copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

                  (c) copies of the Company's Federal, state and local income tax returns and reports, if any, for the four most recent years;

                  (d) copies of the currently effective LLC Agreement, copies of any writings permitted or required with respect to a Member's obligation to contribute cash or property to the Company, and copies of any financial statements of the Company for the three most recent years;

                  (e) minutes of every annual meeting, special meeting and court-ordered meeting of (i) the Members and (ii) the Board; and

                  (f) any written consents obtained from the Members or the Directors for actions taken by the Members or the Board, as applicable, without a meeting.

         9.9 RETURNS AND OTHER ELECTIONS. The Board shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the IRC and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

Copies of such returns, or pertinent information from such returns, shall be furnished to the Members within a reasonable time after the end of each Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by Board Approval.

         9.10 TAX MATTERS PARTNER. Angeion is hereby designated as the Member to serve as "tax matters partner" (as defined in Section 6231 of the IRC) and, as such, is authorized and required to represent the Company in connection with all examinations of the Company's affairs by tax authorities, including any resulting judicial and administrative proceedings. Angeion shall provide ELA with prompt written notice of all tax audits, litigation and other proceedings and ELA shall be entitled to have a representative present at all such proceedings or at any other meetings with tax authorities. No such proceeding or matter shall be settled by Angeion without the prior written consent of ELA. In its capacity as "tax matters partner," Angeion shall execute on behalf of the Company all Federal, state and local income tax returns of the Company and oversee the tax affairs of the Company in the overall best interests of the Company. Angeion shall have the right to be reimbursed by the Company for any reasonable out-of-pocket expenses incurred by it in the performance of its duties as "tax matters partner."

                                    ARTICLE X

                          OPERATIONS; PRODUCT PURCHASES

         10.1     ANNUAL OPERATING BUDGETS.

                  (a) The Fiscal Year of the Company shall be the calendar year. Not later than September 30 of each Fiscal Year (commencing on September 30,
1998), the Chief Executive Officer shall submit to the Board for its approval a proposed operating budget (each a "Proposed Budget") for the subsequent Fiscal Year. Each Proposed Budget shall include at least the following information for the next succeeding Fiscal Year of the Company broken down on a quarterly basis:

                  (i)      a projected profit and loss statement;

                  (ii)     a projected balance sheet;

                  (iii)    a projected cash flow statement;

                  (iv)     projected capital expenditures; and

                  (v)      provisions for contingencies.

Each Proposed Budget shall be subject to Board Approval (as so approved, an "Approved Budget"). Exhibit E hereto sets forth the detailed operating budget for the (i) balance of the current Fiscal Year (i.e., the Fiscal Year ending December 31, 1997) and (ii) the first full Fiscal Year (i.e., the Fiscal Year ending December 31, 1998).

                  (b) Following Board Approval of any Proposed Budget, the Chief Executive Officer shall have authority, subject to the remaining provisions of this Agreement, to implement each Approved Budget; provided, however, that notwithstanding any such prior approval of an Approved Budget, the Chief Executive Officer shall not have authority, without obtaining prior Board Approval, to effect any capital expenditure set forth in such Approved Budget which exceeds the amount of $1.0 million or any other matter with respect to which the Board has specifically required the Chief Executive Officer to obtain further Board Approval prior to entering into the transaction.

                  (c) If a Proposed Budget is not Approved by the Board, the Member objecting to any aspect of such Proposed Budget shall identify the specific line items or amounts to which it objects (a "Disputed Budget Item"). In the event of such non-approval, the Chief Executive Officer shall implement the Proposed Budget for the Fiscal Year in question for all items which are not Disputed Budget Items. With respect to all Disputed Budget Items (and all items which are to be expended only if a Disputed Budget Item is expended), such Disputed Budget Items shall be replaced by the corresponding items contained in the Approved Budget for the preceding year (or the Proposed Budget for such preceding year, if the same did not become an Approved Budget), in each case modified by a PPI Adjustment. For purposes hereof, a "PPI Adjustment" shall mean, with respect to any item, the amount of such item multiplied by a fraction, the numerator of which shall be the last Producer Price Index published on or before the first day of the Fiscal Year to which such Proposed Budget applies and the denominator of which shall be the last Producer Price Index published on or before the first day of the immediately preceding Fiscal Year. The Producer Price Index shall mean the Producer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, All Cities U.S. Average. All Items (1982-1984 = 100), or any successor index thereto, appropriately adjusted. If the Producer Price Index ceases to be published, and there is no successor thereto, such other index as is Approved by the Board, as appropriately adjusted, shall be substituted for the Producer Price Index.

                  (d) From time to time, the Chief Executive Officer shall submit to the Board an updated forecast of cash flows and such other financial information as the Board may request.

         10.2 SUPPLY AGREEMENTS. xx xx xxxxxxxxxxxx xxx xxxxxx xxxx xxx xxxxxxxxxxxxx xx xxxx xxxxxxxx xxxxxxx xxxxx xxx xxxxxx xxxxxxxxxx xx xxxxx xxxxx xxx xxxxxxx xx xxx xxxxxx xxxxxxxxxx xxxxx xx xxxx xx xxxxxxxxxx xxxx xxx xxxxxxxxx xxxxxxxx x xxxx xxxxxxxx xxxxxx xxxxx xx xxxxxxxxxxx xxxxx xxx xxxxxx xxxxxxxxxx xx xx xxxxxx xxxxx xx xxxxxxxxxx xxxx xxx xxxxxx xxxxxxx xxxxx xxxxxxx xxx xx xxxx xxxxxxxr xxxxxx xxxxx xx xxxxx xx xxxxxx xxxxxxxx xx xxxxx xxxxxxxxx xxxxxx xxx xx xxxxxxxx xxxx xxxxxxx xxxxxxxxx xxxxxxx xxx xxxx xxxxxx xxxxx xxxxx x xxxxxx xxxxx xxxxxx xxxxxx xxx xxx xxxxxxx xx xxx xxxxx xx xxx xx xxx xxx xx xxx xxxxxx xxxxx xxxxxx xxxxxx xxxxx xx xxx xxxx xx xxx xxxxxxxxx xxx xxxx xxxxxxx xxxxxxxx.

         10.3     THIRD PARTY CLAIMS.

                  (a) Subject to Section 10.3(b) below, it is acknowledged and agreed that, as between the Members and their respective Affiliates, (i) ELA shall be responsible for, and shall assume the defense of and indemnify and hold harmless the Company, Angeion and Angeion's Affiliates from and against, all Third Party Claims arising out of or related to any Products supplied to the Company by ELA under the ELA Supply Agreement, and (ii) Angeion shall be responsible for, and shall assume the defense of and indemnify and hold harmless the Company, ELA and ELA's Affiliates from and against, all Third Party Claims arising out of or related to any Products supplied to the Company by Angeion under the Angeion Supply Agreement. The Third Party Claims described sub-clauses
(i) and (ii) of this Section 10.3(a) are referred to collectively as the "Member-Indemnified Third Party Claims").

                  (b) Notwithstanding Section 10.3(a) above, it is further acknowledged and agreed that, pursuant to the terms of the Supply Agreements, the Company has agreed to indemnify ELA and Angeion, respectively, for certain Third Party Claims which are directly caused by misuse, wilful misconduct or negligent acts or negligent failures to act on the part of the Company ("Company-Indemnified Third Party Claims"), as further provided in the Supply Agreements.

                  (c) If either Member receives information indicating that a Company- Indemnified Third Party Claim or a Member-Indemnified Third Party Claim exists or has been asserted, such Member shall immediately notify the other Member and the Board in writing of such claim, together with reasonable background information concerning the nature of such claim.

                  (d) The Members shall cooperate with each other, and shall cause the Company to cooperate with each of them, in the investigation and defense of any Member- Indemnified Third Party Claims or Company-Indemnified Third Party Claims, as applicable. Each Member shall, when reasonably requested by the other Member or the Company, provide records and information to the Company and the other Member to assist the Company and such Member in the investigation and defense of any such claims; provided, however, that the Member and its Affiliates providing such assistance shall be reimbursed for the reasonable out-of-pocket costs incurred in providing such assistance (i) by the Company, in the case of Company-Indemnified Third Party Claims, or (ii) by ELA or Angeion, as applicable, in the case of Member-Indemnified Third Party Claims.

                  (e) INSURANCE. The Company and each Member will maintain insurance as set forth on Schedule 10.3(e).

                                   ARTICLE XI

                              INTELLECTUAL PROPERTY

         11.1 GENERAL PRINCIPLES. All Products (as that term is defined in the Supply Agreements) manufactured and supplied to the Company under the Supply Agreements are being manufactured for the Company and, unless Approved by the Board, shall bear only the ELA Trademarks or the Company Trademarks.

         11.2 MEMBER MARKS. The Company shall have no rights to use any trademark, service mark, logo or tradename of a Member or its Affiliates (the "Member Trademarks") without a prior written license agreement with such Member or Affiliate covering the use of such Member Trademarks in a form to be mutually agreed by the Members, pursuant to which the Company shall be granted a royalty-free license to such Member Trademarks during the term of this Agreement. As soon as reasonably practicable after the execution and delivery of this Agreement, ELA and the Company will enter into a license agreement in a form mutually acceptable to the Members pursuant to which ELA will license to the Company, for the term of this Agreement, for certain Member Trademarks of ELA and its Affiliates (the "ELA Trademarks") in connection with the Company's sale and distribution of Products under the Supply Agreements. It is acknowledged and agreed that ELA and its Affiliates will retain the right to use all ELA Trademarks in connection with existing and future sales of Cardiac Stimulation Devices in all territories outside the United States. The Company shall not use any other Member Trademarks in connection with the business of the Company except upon Board Approval. In the event of a dissolution of the Company or termination of this Agreement, each of the aforesaid trademark licenses shall automatically terminate and all rights in and to the Member Trademarks covered thereby shall revert to the Member that owns such marks, and the other Member or its Affiliates shall not have any right to use, and hereby covenants and agrees not to use, such Member Trademarks for any use or activity. For the avoidance of doubt, the Member that owns such Member Trademarks shall retain the full and unrestricted right, notwithstanding such dissolution of the Company or termination of this Agreement, to continue to use such marks in the United States and elsewhere in the world, whether in connection with the manufacture, sale and distribution of Cardiac Stimulation Devices that such Member is entitled to undertake or otherwise, following any dissolution of the Company or termination of this Agreement. Except as otherwise set forth in any Ancillary Agreement, as required to identify a Member as a Member of the Company, or as may be required by a Governmental Authority to identify the manufacturer of any product, the Company shall have no right to use the name of a Member or its Affiliates.

         11.3 COMPANY MARKS. The Company may own by adoption or acquisition trademarks, service marks, logos or tradenames, other than any then-existing or then-proposed Member Trademarks, for use in connection with the business of the Company (the "Company Trademarks") only upon Board Approval. In the event of a dissolution of the Company or termination of this Agreement, all of the Company Trademarks shall be abandoned and neither Member nor its Affiliates shall have any right to use, and each hereby covenants and agrees not to use, such Company Trademarks for any use or activity: provided, however, that in the event of a Change of Control Withdrawal, the Non-Resigning Member may assign or transfer any Company Trademarks to such Non-Resigning Member for any use or activity.

         11.4     PATENTS.

                  (a) Any and all patents and patent applications filed on behalf of the Company with respect to any invention by an employee or contractor of the Company which is required to be assigned to the Company shall be held by the Company. The preparation and prosecution of any such patents and patent applications shall be undertaken at the discretion of the Chief Executive Officer by patent counsel designated by the Chief Executive Officer subject to Board Approval, and the costs of such patents and patent applications shall be borne by the Company.

                  (b)      Upon any dissolution or termination of the Company:

                           (i) such Patents and patent applications shall be assigned jointly to the Members;

                           (ii) each Member shall have the right as a joint owner to exercise all rights with respect to such patents and patent applications, including, without limitation, the right to make, use and sell, or authorize third parties to make, use and sell, any products derived from such patents and patent applications;

                           (iii) licensees of the Members shall have the right to grant further sublicenses;

                           (iv) Members and their licensees shall have the right to take any action specified in (i) above without any obligation to make any payments to, provide an accounting to, or obtain the consent of the other Member; and

                           (v)      Each Member agrees and covenants to
                                    cooperate reasonably with the other Member with regard to any continuing prosecution of such patents, to jointly share any fees and costs of such patents and to consult with the other Member concerning the enforcement of such patents.

         11.5 COPYRIGHTS. It is understood and agreed by the Members that the Company may prepare materials in a fixed medium of expression regarding the Products for dissemination to customers of the Company or the public (the "Published Works"). The Company agrees to assign and does hereby assign its copyright and all other right, title and interest in and to such Published Works to the Member or its Affiliates who supplies the Product associated with such Published Works, provided that the Company shall retain the right to freely copy, publish and distribute such Published Works during the term of this Agreement or with the express permission of such Member. In the event that a Published Work is associated with Products of both Members or their Affiliates, then the Members or their Affiliates shall jointly own such copyright. The Company shall provide each Member with copies of any Published Works associated with the Products of such Member and its Affiliates prior to publication for approval and any such material not approved by such Member shall not be used.

         11.6 EXCLUSIVITY. During the term of this Agreement, each Member and its Affiliates shall supply such Products (as it is obligated under its Supply Agreement) exclusively to the Company for sale in the United States and shall not sell any such Products in the United States for its own account or to any Person except as contemplated by the Supply Agreements. Prior to entering into any contract with any third party with regard to the manufacture, purchase, sale or distribution in the United States of any Other Cardiac-Related Devices or other than for research or clinical testing of such Other Cardiac-Related Devices, each Member agrees to discuss in good faith with the other the inclusion of such Other Cardiac-Related Devices under the relevant Supply Agreements, subject to mutually agreeable terms. Nothing in this Section 11.6 shall create an obligation between the Members to agree to include Other Cardiac-Related Devices in the relevant Supply Agreements and any obligation to include Other Cardiac-Related Devices will arise only as and to the extent that an agreement is reached between the relevant Member and the Company in writing.

         11.7 DEVELOPMENT REPORTS. Subject to Article XVI, each Member shall report at least annually to the Board regarding the product development activities of the Member and its Affiliates related to the Products and Other Cardiac-Related Devices to the extent necessary to assist the Board in preparing its budgets, forecasts and strategic plans.

         11.8 REGULATORY MATTERS. Each Member shall be responsible for obtaining any and all authorizations, consents and approvals (including all clinical testing) from all Governmental Authorities required for the marketing, sale and distribution in the United States of the Products supplied by such Member to the Company pursuant to the Supply Agreements, with ELA responsible therefor under the ELA Supply Agreement and Angeion responsible therefor under the Angeion Supply Agreement. All other authorizations, consents and approvals, if any, required by the Company shall be obtained by the Company.

                                   ARTICLE XII

                                 TRANSFERABILITY


         Subject to Section 17.1, without unanimous consent of the Members, neither Member shall have the right to:

                  (a) sell, assign, pledge, exchange or otherwise transfer for consideration, (collectively, "sell") all or any part of its Membership Interests;

                  (b) gift, bequeath or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) all or part of its Membership Interest; or

                  (c) resign or otherwise withdraw as a Member from the Company prior to the dissolution and winding up of the Company, except as otherwise provided in Section 15.4 hereof.

                                  ARTICLE XIII

                         REPRESENTATIONS AND WARRANTIES


         Each Member hereby represents and warrants to the other that as of the date hereof:

                  (a) Each is a corporation duly organized and existing in good standing under the laws of its respective jurisdiction of incorporation.

                  (b) Each has the requisite corporate power and authority to execute, deliver, and perform its obligations in accordance with the terms of this Agreement. This Agreement has been duly executed and delivered by it. The Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by equitable principles of general application.

                  (c) Except as set forth on Schedule 13, the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby do not (i) result in a violation of its Articles of Incorporation or By-laws, as applicable or (ii) conflict with, or constitute a default (or an event which with material notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, material indenture or material instrument to which it is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to it or by which any property or asset of such Member is bound or affected (except in the case of subclause (ii) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). No action, suit, dispute or proceeding is pending or, to the best knowledge of such Member, threatened against such Member which, if adversely determined, would prevent such Member from carrying out its obligations under this Agreement.

                  (d) Each shall have good and marketable title in and to any personal property that may be contributed to the Company pursuant to Section 8.1 and that, effective upon such transfer, the Company shall acquire good and marketable title to such property, free and clear of any liens, claims or other encumbrances of any nature whatsoever. Except as set forth in this subsection
(d), neither Member makes any warranties express or implied with respect to any such personal property or equipment contributed by a Member, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

                  (e) Neither Member shall be deemed to have made any representation or warranty to the other Party except as expressly made in this Article XIII. Without limiting the generality of the foregoing, and without prejudice to any express representations and warranties made to either Member in this Article XIII, neither Member makes any representation or warranty to the other with regard to any issues related to Intellectual Property Rights, projections, estimates or budgets or other matters previously delivered to or made available to the other with respect to future revenues, expenses, expenditures or future results of operations. Nothing in this Article XIII(d) shall limit any remedy that may be available to a Member pursuant to Applicable Law.


                                   ARTICLE XIV

                           DISSOLUTION AND WINDING UP

         14.1     DISSOLUTION.

                  (a) The term of the Company shall end, and the Company shall be dissolved, upon the occurrence of the following events (each a "Permitted Withdrawal"):

                           (i) automatically upon expiration of the Initial Term or the Renewal Term, as applicable, in accordance with Section 2.5;

                           (ii)     at any time upon Member Approval; or

                           (iii) by either Member, upon written notice to the other Member, if the Products supplied by the Member giving such notice under the relevant Supply Agreement constitute less than 10% of the Company's total sales of all Products for any Fiscal Year, such written notice to be provided to the other Member within sixty (60) days of such Member's receipt of financial statements for such Fiscal Year.

                  (b) The term of the Company and this Agreement (subject to Section 17.3) shall end, and the Company shall be dissolved, upon the election of a Member (the "Non- Withdrawing Member") following the occurrence of either of the following events (each an "Involuntary Withdrawal") with respect to the other Member (the "Withdrawing Member"): (A) any Bankruptcy event involving the Withdrawing Member or (B) any material breach of this Agreement or any of the Ancillary Agreements by the Withdrawing Member, which material breach remains uncured after written notice and a reasonable opportunity to cure (which shall not exceed 90 days) such breach from the Non-Withdrawing Member.

         14.2     CHANGE OF CONTROL.

                  (a) Without limiting Section 14.1 above, if a Change of Control has occurred with respect to either Member, such Member (the "Resigning Member") may unilaterally withdraw from the Company by giving written notice (a "Resignation Notice") of such withdrawal to the other Member (the "Non-Resigning Member") within forty-five (45) days of the occurrence of such Change of Control.

                  (b) If a Resigning Member submits a Resignation Notice to the Non-Resigning Member to withdraw from the Company (a "Change of Control Withdrawal"):

                           (i) The Non-Resigning Member shall have the right, by written notice to the Resigning Member (the "Continuation Notice") within thirty (30) days of its receipt of the Resignation Notice, to elect to continue the Company. In such event, the Non-Resigning Member shall pay to the Resigning Member, at a closing to be held within thirty (30) days of the Continuation Notice, an amount in cash equal to 80% of the Fair Market Value of the Membership Interest of the Resigning Member as of the date of such closing. Such payment may be offset against any other amounts, if any, that are otherwise payable to the Resigning Member in connection with its withdrawal from the Company, whether upon dissolution of the Company or the Resigning Member's withdrawal therefrom. From and after the closing date of such transfer of the Resigning Member's Membership Interest, the Resigning Member shall have no further interest in the Company. This Agreement shall terminate on the date of such closing for all purposes hereunder, subject to Section 17.3 and the continued obligations of the Resigning Member under Section 14.2(b)(ii) below.

                           (ii) If the Non-Resigning Member elects to continue the Company by submitting a Continuation Notice as aforesaid, the Resigning Member shall continue manufacturing its then-current Products for the Company, pursuant to the relevant Supply Agreement, for the remainder of the Initial Term, or the remainder of the Renewal Term if such Renewal Term has already begun at the time of the Continuation Notice.

                  (c) The Non-Resigning Member shall also have the right, by written notice to the Resigning Member within thirty (30) days of its receipt of the Resignation Notice, to cause the dissolution of the Company as a result of the Change of Control Withdrawal effected by such notice; provided, however, that if the Non-Resigning Member fails to deliver a Continuation Notice within the aforesaid thirty (30) day period, it shall be deemed to have elected to dissolve the Company pursuant to this Section 14.2(c). In such event, the Resigning Member shall pay to the Non-Resigning Member, at a closing to be held within thirty (30) days of such election or deemed election (as applicable), an amount in cash equal to 120% of the Fair Market Value of the Membership Interest of the Non-Resigning Member as of the date of such election or deemed election (as applicable). Such amount may be offset against any distributions from the Company in connection with the dissolution of the Company due to the Resigning Member pursuant to Section 14.1.

                  (d) From and after any Change of Control Withdrawal, the Resigning Member and its Affiliates shall refrain from soliciting employees of the Non-Resigning Member, its Affiliates or the Company for a period of two (2) years from the date of such Change of Control Withdrawal if the Company is continued pursuant to Section 14.2(b) above. If the Company is liquidated pursuant to Section 14.2(c) above, each Member and its Affiliates shall have the right to solicit and make offers of employment to any individual who is or was an employee of the Company as of the date of liquidation or within one (1) year prior thereto; provided, that the maximum number of such former employees that either Member shall have the right to employ (whether as employees, consultants or otherwise and whether on a full- or part-time basis) during the period from the date of liquidation until the second anniversary of such date shall be 50% of such former employees.

                  (e) For purposes of this Section 14.2, the "Fair Market Value" of a Membership Interest shall be agreed upon by the Members and shall be based upon the goodwill, profits, sales and results of operations of the Company prior to dissolution. Except as otherwise agreed by the Members, Fair Market Value of the Company shall not be more than $10 million.

                  (f) If the Members are not able to reach agreement on the Fair Market Value of a Membership Interest, they shall negotiate in good faith to attempt to resolve their differences. If such negotiations shall fail to result in an agreement within thirty (30) days, the Members shall each submit their Fair Market Value proposals to the chief executive officers of the Members to attempt to resolve their differences. If such chief executive officers shall fail to reach agreement within fifteen (15) days, the Members shall submit their final proposals to an independent third party decisionmaker who shall pick whichever of the final proposals more closely adheres to the principles set forth in Section 14.2(e). The third party decisionmaker shall be selected by joint agreement of the two Members (or if they are unable to agree within ten
(10) days, then by the American Arbitration Association ("AAA"); provided, however, that the AAA shall not administer the proceedings). The decision of such third party shall be final and non-appealable. The Person selected to be the third party decisionmaker shall have experience in the medical device industry and in distribution and other relevant commercial matters in such industry. Preference shall be given to the selection of an individual with experience as an arbitrator, but the individual need not be a lawyer. The Members shall each submit their final proposals to the independent decisionmaker with supporting analyses and other information as they deem appropriate within fifteen (15) days after selection of the decisionmaker. No Member shall have EX PARTE communications with the decisionmaker during any time period immediately relevant to the decisionmaker's actions in connection with this Agreement. Each Member shall be entitled to rebut the presentation of the other and to submit a final summary argument after review of the other Member's rebuttal, in each case within fifteen (15) days after the final proposal submissions. Each of the submissions of each Member (including their respective final proposals) will be made concurrently to the independent decisionmaker and will be opened simultaneously and provided to the other Member upon such opening.

         14.3 LIMITATION ON WITHDRAWALS. Except as expressly provided in Sections 14.1 and 14.2, neither Member shall voluntarily withdraw or take any other action which causes the dissolution of the Company. In connection with any Involuntary Withdrawal, the Withdrawing Member shall be liable to the Company or the Non-Withdrawing Member for any damages arising out of or related to any such Involuntary Withdrawal. Any such damages duly determined to be payable by the Withdrawing Member may be offset against any distributions due to the Withdrawing Member from the Company upon its dissolution or otherwise. Any damages arising out of any Involuntary Withdrawal shall be monetary damages only (and not specific performance).

         14.4 WINDING UP, LIQUIDATION AND DISTRIBUTION OF ASSETS. Upon dissolution of the Company, for any reason under Sections 14.1 and 14.2, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations from the date of the last previous accounting until the date of dissolution. In connection with any Permitted Withdrawal, the Members, acting through their representatives on the Board, shall jointly oversee and control the dissolution of the Company and the winding up of its affairs under this Article XIV. In connection with any Involuntary Withdrawal or any Change of Control Withdrawal, the Non-Withdrawing Member or the Non- Resigning Member, as applicable (the "Liquidating Member"), shall oversee and control any related dissolution of the Company. Subject to Section 14.2(b)(ii), if the Company is dissolved and its affairs are wound up, then all licenses and other rights granted by the Members to the Company hereunder and under the Ancillary Agreements shall terminate and all rights thereunder shall revert to the grantor thereof, and the provisions of
Article XI shall govern the post-liquidation use of any Company Trademarks, Member Trademarks and other intellectual property rights. Further, the Board or the Liquidating Member, as applicable, shall, subject to Sections 14.1 and 14.2:

                  (a) Except as set forth above, sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Board or Liquidating Member may determine to distribute any assets to the Members in kind).

                  (b) Allocate any profit or loss resulting from such sales to the Members' Capital Accounts in accordance with Article IX.

                  (c) Discharge all liabilities of the Company, including liabilities to any Member who is a creditor, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company).

                  (d) Distribute the remaining assets in the following order:

                           (i) if any assets of the Company are to be distributed in kind, the net fair market value of those assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members; those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Article IX and
                                    Section 8.3 of this LLC Agreement to reflect such deemed sale; and

                           (ii) the positive balance (if any) of each Member's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by Board Approval or by the Liquidating Member, as applicable, with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to Section 8.3(c); any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treas. Reg.ss.
                                    1.704-1(b)(2)(ii)(b)(2).

                  (e) Notwithstanding anything to the contrary in this LLC Agreement, upon a liquidation within the meaning of Treas. Reg. ss. 1.704-1(b)(2)(ii)(g), if either Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member's Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

                  (f) The Board or the Liquidating Member, as applicable, shall comply with any requirements of Applicable Law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

         14.5 CERTIFICATE OF CANCELLATION. A certificate of cancellation shall be filed in the office of the Secretary of State to cancel the Certificate of Formation upon the dissolution and winding up of the Company.

         14.6 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER MEMBERS. Except as provided by law or as expressly provided in this LLC Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contributions or any loans owed to it by the Company. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return the Capital Contributions of either Member, neither Member shall have any recourse against the other Member.

         14.7 NO RESIDUAL VALUE. Subject to Section 14.2(e), upon liquidation or termination of the Company, neither Member shall have any obligation to make any payment to the other Member in respect of goodwill or other residual value of any kind of the Company or its property, business or assets.


                                   ARTICLE XV

                               DISPUTE RESOLUTION

         15.1     GENERAL DISPUTE PRINCIPLES.

                           (a) All disputes between or among the Members and/or
any of their Affiliates (including the Company) under this Agreement and the Related Agreements shall be settled, if possible, through good faith negotiations between the relevant parties.

                           (b) Disputes as to the specific matters referred to
in Section 14.2(f) shall be resolved as provided in such Section. All other disputes under this Agreement and the Related Agreements shall be resolved as provided in Section 15.2.

                           (c) Prior to resolving any dispute by means of
arbitration or by means of any suit, action or legal proceeding permitted under
Article 15.2, the relevant parties involved in such dispute shall refer such dispute to their respective chief executive officers or equivalent, who shall meet in person to negotiate in good faith the possible resolution thereof on at least two occasions within 30 days before any such party commences arbitration or such litigation (provided that if any such party fails or refuses to have a representative attend such meetings within such thirty (30) day period, the procedures of Section 15.2 shall be applicable after the conclusion of such thirty (30) day period); and further provided, that (i) any legal proceedings seeking interim equitable relief (including a temporary restraining order or preliminary injunction) until such time as such interim equitable relief can be addressed through arbitration; (ii) proceedings for provisional relief contemplated by Section 15.2(i) below; and (iii) third party legal proceedings under Section 15.1(d) below may be commenced immediately.

                           (d) If a Member or any of its Affiliates (including
the Company) is subject to a claim, demand, action or proceeding by a third party and is permitted by law or arbitral rules to join another party to such proceeding, this Article XV shall not prevent such joinder. This Article XV shall also not prevent either Member or any such Affiliate from pursuing any legal action against a third party.

                  15.2     ARBITRATION OF OTHER DISPUTES.

                           (a) In the event such good faith negotiations are
unsuccessful, either Member may, after 30 days written notice to the other, submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, to arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing International Arbitration rules (except that Sections 29 and 31 of the Commercial Arbitration Rules in effect on the date hereof, a copy of which is attached hereto as Schedule 15.2, shall govern in the event of any conflict therewith (collectively, "AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                           (b) To the extent this Section is deemed a separate
agreement, independent from this Agreement, Article XVII shall be incorporated herein by reference. Either Member (the "Initiating Party") may commence an arbitration by submitting a demand for arbitration ("Demand for Arbitration") under the AAA Rules and by notice to the other Member (the "Respondent") in accordance with Section 17.5. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any nonmonetary relief sought against the Respondent. After the Demand for Arbitration, response and counterclaim, if any, and reply to counterclaim, if any, have been submitted, either Member may propose additional issues for resolution in the pending proceedings only if expressly so ordered by the arbitrators.

                           (c) The place of arbitration shall be New York, New
York, and the award shall be deemed a U.S. award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the "New York Convention").

                           (d) The Members shall attempt, by agreement, to
nominate a sole arbitrator for confirmation by the AAA. If the Members fail so to nominate a sole arbitrator within 30 days from the date when the Initiating Party's Demand for Arbitration has been communicated to the Respondent, a board of three arbitrators shall be appointed by the Parties jointly or, if the Members cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of the Initiating Party and the Respondent within 60 days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with the AAA Rules. Notwithstanding the foregoing, if any Member shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the Members in accordance with Section 17.5. Any award shall be rendered by a majority of the arbitrators. A hearing on the matter in dispute shall commence within 90 days following selection of the arbitrators, and the decision of the arbitrators shall be rendered no later than 90 days after commencement of such hearing.

                           (e) An award rendered in connection with an
arbitration pursuant to this Section shall be final and binding upon the Members, and the Members agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrators set forth in the award and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

                           (f) The Members agree that the award of the arbitral
tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The Members hereby waive all IN PERSONAM jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

                           (g) The Members hereby agree that for purposes of the
New York Convention, the relationship between the Members is commercial in nature, and that any disputes between the Members related to this Agreement shall be deemed commercial.

                           (h) The arbitrators shall issue a written explanation
of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both Members. The arbitrators shall apportion to each Member all costs (including attorneys' and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either Member may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief (except as ex parte relief) that a court of the State of New York could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

                           (i) The Members may file an application in any proper
court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief. The Members may also commence legal action in lieu of any arbitration under this Section 15.2 in connection with any third party litigation proceedings or for any matter involving disputes related to Intellectual Property Rights.

                           (j) After the appointment of the arbitrators, the
parties to the arbitration shall have the right to take depositions, ask interrogatories, obtain documentation and to obtain other discovery regarding the subject matter of the arbitration, and, to that end to use and exercise all the same rights, remedies, and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof, as if the subject matter of the arbitration were pending in a civil action before a United States District Court for the Southern District of New York and such persons, documents or other requested material were located in State of New York. The parties shall reach agreement with the arbitrator on a streamlined and expedited discovery program in order to save costs and avoid unnecessary delay in completing any arbitration and may present to the arbitrator for a ruling any reasons for limiting such discovery in order to save costs and avoid delay.

                           (k) For purposes of any suit, action, or legal
proceeding permitted under this Article XV, each Member (a) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the New York Convention, the U.S. Arbitration Act, or otherwise), and (b) to the extent permitted by Applicable Law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each Member hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court for the Southern District of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

                           (l) All claims arising under this Agreement and all
Related Agreements brought by the Member and/or their Affiliates (including the Joint Venture) at substantially the same time shall be referred to a single arbitration to the extent arbitrable under this Article XV.

                  15.3     PARTICIPATION IN THIRD PARTY PROCEEDINGS.

                           (a) To the extent that the Company shall have the
right to join in any arbitration or legal proceeding initiated by or against a Member or its Affiliates with any third party, the Member not a party to such proceeding, acting through its representatives on the Board, shall have the right but not the obligation to exercise a casting (i.e. controlling) vote on any decision of the Company relating to such proceeding and the designation of representatives of the Company in any such proceeding. Nothing in this Section shall be construed as giving the Member not a party to such proceeding or the Company any right to direct or control the conduct or defense of any such proceeding. In the event the Company elects not to join in such proceeding, the Member a party to such proceeding shall provide such documents or other information relating to such proceeding as the Company (with the non-party Member having the casting vote) may reasonably request to the extent such disclosure is not prohibited and would not otherwise cause a breach of the duties or obligations of the Member a party to such proceeding and would not violate any Applicable Laws.

                                   ARTICLE XVI

                  CONFIDENTIALITY; PUBLICITY; NON SOLICITATION

         16.1     CONFIDENTIAL INFORMATION.

                           (a) Each Member shall (and shall cause its
Affiliates, agents and representatives to), for the term of this Agreement and for six (6) years after the expiration or termination of this Agreement for any reason, (i) keep confidential, (ii) not disclose to others, (iii) use only for the purposes provided for or permitted under this Agreement or the Related Agreements and (iv) use Best Efforts, and at least the same degree of care (but no less than a reasonable degree of care) as it uses to protect its own Confidential Information of like importance, to prevent unauthorized use, dissemination and disclosure of, all of the other Member's or its Affiliates' Confidential Information, except as expressly provided for or permitted by this Agreement. All Confidential Information shall, as between the Members and their Affiliates remain the sole property of the disclosing party or the relevant Affiliate. The receiving party and its Affiliates, agents and representatives shall have no rights to the Confidential Information of the disclosing party and its Affiliates, except provided in this Agreement. Nothing in this Section 16.1 shall prevent disclosure or use of information which is or becomes public knowledge without the fault of the receiving party and its Affiliates, agents and representatives or information already known to, or proven by written evidence to have been independently derived by, the receiving party or its Affiliates or received from a third party having the right to convey it. Notwithstanding the foregoing, such Confidential Information may be (i) disclosed to a Governmental Authority and to others to the extent such disclosure may be required to be included in regulatory filings permitted under the terms of this Agreement or required under Applicable Law; (ii) published by the receiving party or its Affiliates, if and to the extent such publication has been approved in writing by the disclosing party; or (iii) disclosed to the extent required by Applicable Law or as ordered by a court or other regulatory body having competent jurisdiction. In each of the foregoing cases, the receiving Party will use its Best Efforts to limit the disclosure and maintain confidentiality of such Confidential Information to the maximum extent practicable and prior to making any such disclosure it shall use Best Efforts to consult with the disclosing party regarding the scope of any protective order or other confidentiality protections that may be available to limit the extent of disclosure. Any disclosure of Confidential Information to any Affiliates, agents or representatives of the receiving party shall be limited to a "need to know" basis for purposes related to this Agreement; provided that (i) the receiving party shall be responsible and liable to disclosing party for any breach of the terms of this Section 16.1 by any Affiliate, agent or representative, and (ii) disclosure by the receiving party to any agent or representative shall be made pursuant to appropriate confidentiality agreements.

                           (b) The provisions of this Section 16.1 shall survive
and shall remain in full force and effect for six (6) years after the expiration or termination or termination of this Agreement for any reason. After any expiration or termination of this Agreement, upon written request, each Party shall promptly discontinue the use of, and return within thirty (30) business days all originals and copies of, any requested Confidential Information that was disclosed by the other Party or is the property of the other Party and that has been fixed in any tangible means of expression. For purposes of this Section
16.1 and 16.2, L'Oreal shall be deemed an Affiliate of ELA. The Members shall cooperate with each other to ensure that the Company abides by the terms of this
Section 16.1 and 16.2 below.

         16.2 PUBLICITY. Each Member agrees and shall cause its Affiliates to not to issue any press release disclosing the terms of, or relating to, this Agreement, without the prior written consent of the other Member or its Affiliates; provided; however, that neither Member shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law. Such disclosing party shall use its Best Efforts to consult with the other Member regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement and shall use its Best Efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

         16.3 NON SOLICITATION. Subject to Section 14.2, during the term of this Agreement and for two (2) years after termination or expiration hereof, each Member shall refrain from soliciting the personnel of the other Member, including, without limitation, research and development personnel.

                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

         17.1 AFFILIATES. Any and all activities to be performed by any Member hereunder may be performed by officers or employees of one or more Affiliates of such Member provided that all actions taken by such persons on behalf of such Member in connection with this Agreement will be the responsibility of such Member who shall be liable to the other Member and the Company therefor. Either Member may assign this Agreement to an Affiliate of such Member, provided that such Affiliate is directly or indirectly 100% owned by or 100% under common control with the assigning Member and the assigning Member shall remain liable to the other Member for the performance of this Agreement by such Affiliate.

         17.2 NO AGENCY. Nothing contained in this Agreement will be deemed to authorize or permit any Member to bind any other Member in any respect.

         17.3 SURVIVAL. The provisions of Articles I, IX, XIV, XV, XVI and XVII, and Sections 6.1 and 11.2 to 11.5 will survive any expiration or termination of this Agreement or the dissolution of the Company.

         17.4 ENTIRE AGREEMENT. This LLC Agreement, the Ancillary Agreements, and the Investment and Master Strategic Relationship Agreement and the "Related Agreements" referred to therein represent the entire agreement among all the Members and the Company.

         17.5 NOTICES. Any notice or other communication required or permitted to be given by any provision of this LLC Agreement shall be in writing and shall be effective (a) upon hand delivery or delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to Angeion:

Angeion Corporation
3650 Annapolis Lane, Suite 170
Plymouth, MN 55447-5434
Telephone:  (612) 550-9388
Telecopier:  (612) 519-9521
Attention:  Chief Executive Officer

With a copy to:

Morrison & Foerster, LLP
425 Market Street
San Francisco, CA 94105
Telephone:  (415) 268-7000
Telecopier:  (415) 268-7522
Attention:  Gavin B. Grover, Esq.

If to the ELA:

ELA  Medical, Inc.
2950 Xenium Lane North
Plymouth, MN 55441
Telephone:  (612) 519-9400
Telecopier:  (612) 519-9440
Attention:  Chief Executive Officer

With a copies to:

Synthelabo
22 Avenue Galilee
92350 Le Plessis Robinson
FRANCE
Telephone:  33 (1) 45.37.56.67
Telecopier:  33 (1) 45.37.58.04
Attention: General Counsel
and

Coudert Brothers
1114 Avenue of the Americas
New York, NY 10036-7703
Telephone:  (212) 626-4400
Telecopier:  (212) 626-4120
Attention:  James C. Colihan, Esq.

Any party hereto may from time to time change its address for notices under this
Section 18.6 by giving at least 10 days' notice of such changed address to the other party hereto.

         17.6 BOOKS OF ACCOUNTS AND RECORDS. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Board in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in the detail and completeness customary and usual for business of the type engaged in by the Company. The books and records shall be maintained as provided in Section 9.8. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during normal business hours upon reasonable notice.

         17.7 GOVERNING LAW. This LLC Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, except that all matters relating to the internal governance of the Company shall be governed exclusively by the terms of this LLC Agreement and by the laws of the State of Delaware, and specifically the Delaware Act. To the maximum extent permissible under applicable law, the terms of this Agreement shall prevail over all contrary provisions of the Delaware Act and each Member irrevocably waives and eliminates the application of all such provisions of the Delaware Act including without limitation the entire application of Sections 18-1001, 18-1002, 18-1003, 18-1004, 18-210 and 18-604 of the Delaware Act. The Members
further shall not assert in any litigation, controversy or proceeding a position contrary to the waivers and limitations set forth herein.

         17.8 WAIVER OF ACTION FOR PARTITION. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

         17.9 AMENDMENTS. This LLC Agreement may not be amended except by the unanimous written agreement of all of the Members.

         17.10 FURTHER ASSURANCES. Each of the Members agrees to take all reasonably necessary steps to do all such further acts and things as may be necessary to carry out the purposes and intentions of this LLC Agreement.

         17.11 CONSTRUCTION. Whenever the singular number is used in this LLC Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

         17.12 HEADINGS. The headings in this LLC Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this LLC Agreement or any of its provisions.

         17.13 WAIVERS. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this LLC Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

         17.14 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided by this LLC Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         17.15 SEVERABILITY. If any provision of this LLC Agreement or its application to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this LLC Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

         17.16 HEIRS, SUCCESSORS, AND ASSIGNS. Each and all of the covenants, terms, provisions, and agreements contained in this LLC Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this LLC Agreement, their respective permitted successors and assigns.

         17.17 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER LLC AGREEMENT. This LLC Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members and their successors and assignees. This LLC Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person, including, without limitation, any employees of the Company or either Member. No such creditor or third party shall have any rights under this LLC Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

         17.18 COUNTERPARTS. This LLC Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this ____ day of ________________, 1997.


                  MEMBERS:

                                     ANGEION CORPORATION

                                     By: /s/ Whitney A. McFarlin
                                         --------------------------------------
                                     Name: Whitney A. McFarlin
                                     Title:  Chief Executive Officer


                                     ELA MEDICAL, INC.


                                     By: /s/ Philippe Baetz
                                         --------------------------------------
                                     Name: Philippe Baetz
                                     Title: Chairman of the Board

                        SCHEDULE 1.1 - RELATED AGREEMENTS

1. The Amended and Restated Investment and Master Strategic Relationship Agreement between Synthelabo and Angeion dated as of October 9, 1997 (the "Investment Agreement").

2. The Warrants of Angeion issued or to be issued to Synthelabo pursuant to the Investment Agreement.

3. The Manufacturing and Supply Agreement between Ela Medical and Angeion dated December 9, 1997.

4.       The Ancillary Agreements.

5.       Any other agreements contemplated by this Agreement.

                          SCHEDULE 10.3(e) - INSURANCE




xxx xxxxxxx xxxx xxxxxxxx xxxxxxx xxxxxxxxx xxxxxxxxx xxxx x xxxxxxx xxxxxx xx xx xxxxxxx xxx xxxxxxxxxx xx xxxxxxxx xx xxx xxxxxxxxx xxxx xx xxxx xxxx x xx xxxxxxxx xxxxxxxxxx. xx xxxxxxxx xxxx xxxxxx xxxxx xxxxx xxx xxx xxxxxxx xxxxxxxxx xxxxxxxxx xxxx x xxxxxxx xxxxxx xx xx xxxxxxx xxx xxxxxxxxxx xx xxxxxxx xx xxx xxxxxxxxx xxxx xx xxxx xxxx xx xxxxxxxx xxxxxxxxxx. xx xxxxxxxx xxxx xxxxxx xxx xxx xxxxxxx xxxxx xxxxx xxxxxxxxx xxx xxxxxxx xxxxxxx xxxx x xxxxxxx xxxxxx xx x xxxxxxx xxx xxxxxxxxxx.

                           SCHEDULE 13 - NO CONFLICTS

ANGEION

(i)      No exceptions, except as provided in sub-clause (ii) below.

(ii) Angeion makes no representation and warranty with respect to xxxxxxxxxxxx xxxxxxxx xxxxxx or xxx xxxxxxxxxx xxxxxxxx xx xxxxxxxxxxxx xxxxxxxx xxxxxx.

ELA

(i)      No exceptions, except as provided in sub-clause (ii) below.

(ii) ELA makes no representation and warranty with respect to xxxxxxxxxxxx xxxxxxxx xxxxxx or xxx xxxxxxxxxx xxxxxxxx xx xxxxxxxxxxxx xxxxxxxx xxxxxx.

                            SCHEDULE 15.2 - AAA RULES


29. ORDER OF PROCEEDINGS AND COMMUNICATION WITH ARBITRATOR

A hearing shall be opened by the filing of the oath of the arbitrator, where required; by the recording of the date, time and place of the hearing, and the presence of the arbitrator, the parties, and their representatives, if any, and by the receipt by the arbitrator of the statement of the claim and the answering statement, if any.

The arbitrator may, at the beginning of the hearing, ask for statements clarifying the issues involved. In some cases, part or all of the above will have been accomplished at the preliminary hearing conducted by the arbitrator pursuant to Section 10.

The complaining party shall then present evidence to support its claim. The defending party shall then present evidence supporting its defense. Witnesses for each party shall submit to questions or other examination. The arbitrator has the discretion to vary this procedure but shall afford a full and equal opportunity to all parties for the presentation of any material and relevant evidence.

Exhibits, when offered by either party, may be received in evidence by the arbitrator.

The names and addresses of all witnesses and a description of the exhibits in the order received shall be made a part of the record.

There shall be no direct communication between the parties and a neutral arbitrator other than at oral hearing, unless the parties and the arbitrator agree otherwise. Any other oral or written communication from the parties to the neutral arbitrator shall be directed to the AAA for transmittal to the arbitrator.

31. EVIDENCE

The parties may offer such evidence as is relevant and material to the dispute and shall produce such evidence as the arbitrator may deem necessary to an understanding and determination of the dispute. An arbitrator or other person authorized by law to subpoena witnesses or documents may do so upon the request of any party or independently.

The arbitrator shall be the judge of the relevance and materiality of the evidence offered, and conformity to legal rules of evidence shall not be necessary. All evidence shall be taken in the presence of all of the arbitrators and all of the parties, except where any of the parties is absent in default or has waived the right to be present.

                                    EXHIBIT A


                         ANGELLAN MEDICAL SYSTEMS, LLC

                             THREE YEAR PROJECTIONS


                                   XXXXXXXXXX

                                    EXHIBIT B

              FORM OF MANUFACTURING AND SUPPLY AGREEMENT - ANGEION

                                    EXHIBIT C

                FORM OF MANUFACTURING AND SUPPLY AGREEMENT - ELA

                                    EXHIBIT D

                        INTERCOMPANY SERVICES AGREEMENT


         THIS INTERCOMPANY SERVICES AGREEMENT ("Agreement"), is entered into on December 9, 1997, by and between ANGEION CORPORATION, a Minnesota corporation (along with its Affiliates (defined below), "Angeion") and ANGELLAN MEDICAL SYSTEMS, LLC, a Delaware limited liability company ("Angellan").

                                R E C I T A L S:

         A. Angeion and Synthelabo, a societe anonyme ("Synthelabo"), have entered into that certain Amended and Restated Investment and Master Strategic Relationship Agreement dated as of October 9, 1997 providing for an investment in Angeion by Synthelabo and various other commercial arrangements between Angeion and Affiliates of Synthelabo including the formation of Angellan of which Angeion and ELA Medical, Inc., a Delaware corporation ("ELA"), are the members.

         B. Angellan will be engaged in the business of marketing and selling certain products manufactured by Angeion and Affiliates of ELA and doing all things necessary or related to these purposes as may be determined from time to time by Angellan in accordance with the Limited Liability Company Operating Agreement, dated December 9, 1997, by and between Angeion and ELA (the "Joint Venture Agreement").

         C. In connection with Angellan's formation, the parties desire to set forth the terms and conditions under which Angellan may retain Angeion to perform certain services (the "Services") on behalf of Angellan.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

SECTION 1.01       AFFILIATE(S)

         "Affiliates" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question, but only for so long as such relationship exists. As used herein, the term "control" shall mean the ability to direct the business of a company and shall be presumed in the case of ownership, directly or indirectly, of shares of stock having at least fifty percent (50%) of the voting power entitled to vote for the election of directors in the case of a corporation, and at least fifty percent (50%) of the voting power and interest in profits in the case of a business entity other than a corporation, or only if less than fifty percent (50%) of the voting power and interest in profits is permitted by Applicable Law, the maximum amount allowed in the country in question (so long as the holder retains the ability to direct the business of the entity). The parties acknowledge and agree that no member of Angellan nor such member's Affiliates shall be deemed to be included within the term "Affiliate" with respect to Angellan for any purposes under this Agreement unless otherwise expressly provided in this Agreement.

SECTION 1.02      APPLICABLE LAWS

         "Applicable Laws" shall mean all foreign, federal, state and local laws, statutes, rules and regulations which have been enacted by a Governmental Authority and are in force as of the date hereof or which are enacted by a Governmental Authority and come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the parties of their respective obligations under this Agreement.

SECTION 1.03      BEST EFFORTS

         "Best Efforts" shall be determined under New York law and shall mean such efforts as are consistent with efforts made by businesses of similar size and resources in a similar circumstance and context to achieve a particular result in a timely manner, but shall not require a party to take actions that would be commercially unreasonable to such party in the circumstances.

SECTION 1.04      FORCE MAJEURE

         "Force Majeure" shall mean, in relation to either party, any circumstances beyond the reasonable control of that party, including, without limitation, any fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restrictions, acts of God or acts of any Governmental Authority, labor disputes that result in work stoppages, transportation embargoes or failure or delays of transportation, or inability to secure materials necessary for the provision of Services as a result of any of the foregoing. No acts of a Governmental Authority resulting from any acts or omissions of Angeion or Angellan that are in breach of this Agreement shall constitute an event of Force Majeure for the breaching party.

SECTION 1.05      GOVERNMENTAL AUTHORITY

         "Governmental Authority" shall mean any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Food and Drug Administration.

                                   ARTICLE II.

                              PROVISION OF SERVICES

SECTION 2.01      TYPES OF SERVICES

     Angellan hereby engages and retains Angeion as a preferred provider to Angellan of the Services set forth below, upon the terms and conditions hereinafter set forth:

                   (i)      administrative and in-house legal services;

                   (ii) tax advice and services, including, without limitation, assistance in the preparation of federal, state, local and foreign tax returns;

                   (iii) accounting, payroll and bookkeeping advice and services;

                   (iv) financial advice and services, including, without limitation, assistance with respect to cash management, treasury and risk management;

                   (v) human resources and personnel policies, including, without limitation, wage and salary, administrative, employee relations and administration of employee insurance plans, pension plans and other employee benefits plans;

                   (vi) purchasing services, and assistance in the purchase or leasing of equipment and supplies, including where possible and acceptable to Angeion making available to Angellan volume purchase discount arrangements and group rates for purchasing insurance and other supplies and services;

                   (vii) facilities services, including mail, telephone, supply, food service and employee services;

                   (viii) management information, supplemental data processing, telecommunications, computer programming and other computer systems services; and

         such other services, advice and assistance as may be reasonably requested by Angellan and agreed to by Angeion from time to time.

SECTION 2.02      PERFORMANCE

         (a) All Services provided hereunder shall be diligently performed in a professional manner by Angeion only at the request and under the general direction of Angellan. Angeion shall not have any power to act independently on behalf of Angellan in performing Services hereunder other than as specifically authorized hereunder or as requested from time to time by Angellan. Neither Angeion nor its employees, vendors, agents, Affiliates or suppliers shall be deemed to be agents, representatives, employees or servants of Angellan, except to the extent expressly provided pursuant to the authority granted under this Agreement.

         (b) The specified Services to be provided to Angellan by Angeion, and the specified terms and conditions under which they shall be provided, shall be set forth in separate annual schedules to this Agreement (each a "Schedule of Services" the terms and conditions of which are expressly incorporated by reference into this Agreement), which shall become effective only upon its execution by Angeion (or an Affiliate of Angeion) and Angellan, in each case subject to any approval as is necessary under the Joint Venture Agreement.

         (c) Any Services provided to Angellan by Angeion may be performed by Angeion or by such Affiliates thereof as Angellan may approve, provided that Angeion shall be responsible for the performance of any Affiliate. If during the course of performing the Services, Angeion is asked to perform additional Services that are outside of the scope of those agreed to under the applicable Schedule of Services then in effect, the parties shall separately agree in writing, either by amending the existing Schedule of Services, or by entering into an additional Schedule of Services, upon the terms by which such additional Services are to be provided, including the Fee (as defined below) to be charged by Angeion therefor.

         (d) Angeion shall, in its sole discretion, determine which individuals will render a particular Service, provided that those Services provided to Angellan hereunder shall (except as otherwise agreed by Angellan) generally be performed by those employees of Angeion who perform comparable services for Angeion in the normal course of their employment.

SECTION 2.03      COMPENSATION; REIMBURSEMENTS

         (a) Angellan shall pay to Angeion, with respect to the Services performed by Angeion hereunder, a fee (the "Fee"), the exact amount of which shall be agreed to by Angellan and Angeion and shall be set forth in each Schedule of Services hereto. In addition to the Fee, Angeion shall be entitled to reimbursement of the costs of goods or materials purchased on behalf of Angellan and paid for by Angeion. The parties agree that each party will negotiate the relevant Fee in good faith and use its Best Efforts to establish a Fee which (i) reimburses Angeion for its applicable overhead in providing Services to Angellan and (ii) is competitive with fees charged by third parties in the relevant geographic marketplace.

         (b) As a preferred provider, Angeion shall be entitled, at its option, to submit a proposed Fee for any particular Schedule of Services for the next calendar year and, unless Angellan can demonstrate that the proposed Fee is more than ten percent (10%) above a fee which would be charged to Angellan by third parties in the relevant geographic marketplace for similar services, Angellan must negotiate to contract with Angeion for such Service.

         (c) Subject to Section 2.03(b), if (i) Angellan does not retain Angeion to perform particular Services, (ii) Angellan terminates a particular Schedule of Services pursuant to Section 2.04(b), (iii) Angellan does not renew a particular Schedule of Services pursuant to Section 2.04(c) or (iv) if Angeion notifies Angellan that it will not continue to perform certain Services pursuant to Section 2.04(c), Angellan shall be free to obtain such Services from a third party.

SECTION 2.04      TERM AND TERMINATION

         (a) This Agreement shall remain in effect until such time as neither Angeion nor any of Angeion's Affiliates remain a party to the Joint Venture Agreement, whereupon this Agreement shall terminate and have no further force and effect except as set forth in
              Section 4.15 hereto.

         (b) Either party may terminate a Schedule of Services upon thirty (30) days written notice to the other party of a material breach of a Schedule of Services by the other party or its relevant Affiliates if such other party fails to cure such material breach within the thirty (30) days from the date of the written notice.

         (c) Each Schedule of Services shall be automatically renewed for additional one year terms, contingent upon the mutual agreement of the parties on the Fee for each additional renewal term, such mutual agreement to be reached at least ninety (90) days prior to the expiration of a given term and subject to Section 2.03(b) and
              (c) and provided that Angeion shall not be obligated to make available any services to Angellan that Angeion does not perform with respect to its own operations, or that Angeion deems are not in Angeion's best interest to make available to Angellan; provided further that Angeion shall be obligated to continue to perform any Services specified in a fully-executed Schedule of Services until such Schedule of Services expires or is terminated.

SECTION 2.05      BOOKS AND RECORDS

     Angeion shall keep, or cause to be kept, accurate books and records with respect to the costs and expenses incurred in connection with the Services, and Angellan and its auditors shall be permitted from time to time upon reasonable notice to inspect the books and records with respect to such costs and expenses.


                                  ARTICLE III.

                                STANDARD OF CARE

SECTION 3.01      STANDARD OF CARE

          (a) For purposes of this Article III, "Angeion" shall be deemed to include any of its Affiliates that provide Services pursuant to this Agreement.

          (b) Nothing in this Agreement shall require Angeion to provide or develop additional support or to render any Service which it does not specifically agree to provide pursuant to the terms hereof, or to render any Service in a manner or pursuant to methods different from that provided herein, or in a Schedule of Services hereto.

          (c) Angeion will use its Best Efforts to provide any and all Services to be provided hereunder with the same degree of care as it provides the same Services to its own operations, but in no event in less than a commercially reasonable manner in accordance with the customs of the industry.

          (d) Subject to Section 3.01(c), Angeion shall not be liable to Angellan or any other person for any loss, damage or expense which may result therefrom or from Angeion's changing its manner of rendering the Services if Angeion deems that such change is necessary or desirable in the conduct of its own operations.

          (e) Neither Angeion, nor its officers and employees shall be liable to any third party, including governmental agencies, for any claims, damages or expenses relating to the Services provided pursuant to this Agreement at the express direction of Angellan and in compliance with this Agreement and any Schedule of Services hereto, except where such claims, damages or expenses are the result of the gross negligence or willful misconduct of Angeion or any officer, director, employee or agent of Angeion.

          (f) Neither Angeion nor its Affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability to Angellan and its Affiliates (including ELA and its Affiliates) for any special, incidental or consequential damages, including but not limited to such damages resulting from the loss of opportunity or loss of revenue or profit, in connection with or arising out of this Agreement, any Schedule of Services hereto or the Services provided hereunder.

          (g) Neither Angellan nor its Affiliates (including ELA and its Affiliates), nor any of its or their respective directors, officers, employees or agents shall have any liability to Angeion for any special, incidental or consequential damages, including but not limited to such damages resulting from the loss of opportunity or loss of revenue or profit, in connection with or arising out of this Agreement, any Schedule of Services hereto or the Services provided hereunder.


                                   ARTICLE IV.

                                  MISCELLANEOUS

SECTION 4.01      ASSIGNMENTS

         This Agreement shall be binding upon and inure to the benefit of the successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by any party without the written consent of the other party; provided, however, that a party may assign this Agreement or any of its rights or obligations hereunder to any Affiliate or to any third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party, provided the assigning party remains liable under this Agreement and that the third party assignee or surviving entity assumes in writing all of the assigning party's obligations under this Agreement. Any attempted assignment in contravention of this Section 4.1 shall be void and of no effect.

SECTION 4.02      FEES AND EXPENSES

         Each party shall be solely responsible for the payment of the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

SECTION 4.03      SEVERABILITY

         If any provision of this Agreement is held by a court of competent jurisdiction (including pursuant to enforcement of any arbitration award under this Agreement) or panel of arbitrators to be invalid, unlawful or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid, lawful and enforceable or, if such modification is not possible, it shall be stricken from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect; provided, however, that if a provision is so stricken and is of a nature so as to fundamentally alter the economic arrangements of this Agreement the party adversely affected may terminate this Agreement by giving to the other party sixty days written notice of termination.

SECTION 4.04      CONSENT TO JURISDICTION

         For purposes of any suit, action, or legal proceeding permitted under this Agreement, each party to this Agreement (a) hereby irrevocably submits itself to and consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any such suit, action or legal proceeding in connection with this Agreement including to enforce an arbitral resolution, settlement, order or award made pursuant to this Agreement (including pursuant to the New York Convention, the U.S. Arbitration Act, or otherwise), and (b) to the extent permitted by Applicable Law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action, or legal proceeding pending in such event, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or legal proceeding is brought in an inconvenient forum or that the venue of the suit, action or legal proceeding is improper. Each party to this Agreement hereby agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the United States District Court for the Southern District of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.

SECTION 4.05      DISPUTE RESOLUTION PROCEDURES

     (a) All disputes between or among the parties and/or any of their Affiliates under this Agreement shall be settled, if possible, through good faith negotiations between the relevant parties. Prior to resolving any dispute by means of arbitration or by means of any suit, action or legal proceeding permitted under this Section 4.5, the relevant parties involved in such dispute shall refer such dispute to their respective Chief Executive Officers or equivalent, who shall meet in person to negotiate in good faith the possible resolution thereof on at least two occasions within 30 days before any such party commences arbitration or other litigation permitted under this Agreement (provided, that if any such party fails or refuses to have a representative attend such meetings within such thirty (30) day period, the procedures of Section 4.5 shall be applicable after the conclusion of such thirty (30) day period); and further provided that (i) any legal proceedings seeking interim equitable relief (including a temporary restraining order or preliminary injunction) until such time as such interim equitable relief can be addressed through arbitration; (ii) proceedings for provisional relief contemplated by Section 4.5 below; and (iii) third party legal proceedings under Section 4.5(b) below may be commenced immediately.

         (b) If a party or any of its Affiliates is subject to a claim, demand, action or legal proceeding by a third party and is permitted by law or arbitral rules to join another party to such proceeding, this Section 4.5 shall not prevent such joinder. This Section shall also not prevent either party or any such Affiliate from pursuing any legal action against a third party.

         (c) In the event such good faith negotiations are unsuccessful, either party may, after 30 days written notice to the other, submit any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, to arbitration administered by the American Arbitration Association ("AAA") in accordance with its then existing International Arbitration rules except that Sections 29 and 31 of the Commercial Arbitration Rules in effect on the date hereof shall govern in the event of any conflict therewith (collectively, the "AAA Rules") and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction there.

         (d) To the extent this Section is deemed a separate agreement, independent from this Agreement, the remaining provisions of Article IV shall be incorporated herein by reference. Either party (the "Initiating Party") may commence an arbitration by submitting a Demand for Arbitration under the AAA Rules ("Demand for Arbitration") and by notice to the other party (the "Respondent") in accordance with Section 4.7. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any nonmonetary relief sought against the Respondent. After the Demand for Arbitration, response and counterclaim, if any, and reply to counterclaim, if any, have been submitted, either party may propose additional issues for resolution in the pending proceedings only if expressly so ordered by the arbitrators.

         (e) The place of arbitration shall be New York, New York, and the award shall be deemed a U.S. award for purposes of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 (the "New York Convention").

         (f) The parties shall attempt, by agreement, to nominate a sole arbitrator for the confirmation by the AAA. If the parties fail so to nominate a sole arbitrator within 30 days from the date when the Initiating Party's Demand for Arbitration has been communicated to the Respondent, a board of three arbitrators shall be appointed by the parties jointly or, if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of the Initiating Party and the

Respondent within 60 days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association in accordance with the AAA Rules. Notwithstanding the foregoing, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with the AAA Rules. For purposes of this Section, the "commencement of the arbitration proceeding" shall be deemed to be the date upon which the Demand for Arbitration has been delivered to the parties in accordance with
Section 4.7. Any award shall be rendered by a majority of the arbitrators. A hearing on the matter in dispute shall commence within 90 days following selection of the arbitrators, and the decision of the arbitrators shall be rendered no later than 90 days after commencement of such hearing.

         (g) An award rendered in connection with an arbitration pursuant to this Section shall be final and binding upon the parties and the parties agree and consent that the arbitral award shall be conclusive proof of the validity of the determinations of the arbitrations set forth in the award, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

         (h) The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims and counterclaims between them with respect to the subject matter of the arbitrated dispute. The parties hereby waive all in personam jurisdictional defenses in connection with any arbitration hereunder or the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

         (i) The parties hereby agree that for purposes of the New York Convention, the relationship between the parties is commercial in nature, and that any disputes between the parties related to this Agreement shall be deemed commercial.

         (j) The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both parties. The arbitrators shall apportion to each party all costs (including attorneys' fees and witness fees, if any) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief (except ex parte relief) that a court of the State of New York could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages.

         (k) The parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief.

         (l) After the appointment of the arbitrators, the parties to the arbitration shall have the right to take depositions, ask interrogatories, obtain documentation and to obtain other discovery regarding the subject matter of the arbitration, and, to that end, to use and exercise all the same rights, remedies, and procedures, and be subject to all of the same duties, liabilities, and obligations in the arbitration with respect to the subject matter thereof, as if the subject matter of the arbitration were pending in a civil action before the United States District Court for the Southern District of New York and such persons, documents, or other requested material were located in the State of New York. The parties shall reach agreement with the arbitrator on a streamline and expedited discovery program in order to save costs and avoid unnecessary delay in completing any arbitration and may present to the arbitrator for a ruling any reasons for limiting such discovery in order to save costs and avoid delay.

         (m) All claims arising under this Agreement brought by the parties and/or their Affiliates at substantially the same time shall be referred to a single arbitration to the extent arbitrable under this Section 4.5.

SECTION 4.06      ENTIRE AGREEMENT; AMENDMENTS

         This Agreement and the Schedules of Services hereto collectively contain the entire understanding of the parties with respect to the matters referred to hereby and, except as specifically set forth herein and therein, neither Angeion nor Angellan makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended or supplemented other than by a written instrument signed by the party against whom enforcement of any such amendment or supplement is sought.

SECTION 4.07      NOTICES AND DELIVERIES

         All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

         If to Angeion:      Angeion Corporation
                             3650 Annapolis Lane, Suite 170
                             Plymouth, MN 55447-5434
                             Attention:  Whitney A. McFarlin
                             Tel: (612) 550-9388
                             Fax: (612) 519-9519

         With a copy to:     Morrison & Foerster, LLP
                             425 Market Street
                             San Francisco, CA 94105
                             Attention: Gavin B. Grover, Esq.
                             Tel: (415) 268-7000
                             Fax: (415) 268-7522

         If to Angellan:     Angellan Medical Systems, LLC
                             2950 Xenium Lane
                             Plymouth, MN 55441
                             Attention:  Chief Executive Officer
                             Tel:  (612) 519-9400
                             Fax:  (612) 519-9440

         With a copy to:     ELA Medical, Inc.
                             2950 Xenium Lane North
                             Plymouth, MN 55441
                             Attention:  Chief Executive Officer
                             Tel:  (612) 519-9400
                             Fax:  (612) 519-9440

                             ELA Medical
                             Centre d'Affaires la Boursidiere
                             92357 Le Plessis Robinson
                             France
                             Attention:  President
                             Tel:  (33)(1)46.01.33.01
                             Fax:  (33)(1)46.01.33.15
                             and

                             Synthelabo
                             22 Avenue Galilee
                             92350 Le Plessis Robinson
                             FRANCE
                             Attention:  General Counsel
                             Tel:  33 (1) 45.37.56.67
                             Fax:  33 (1) 45.37.58.04

                             and

                             Coudert Brothers
                             1114 Avenue of the Americas
                             New York, NY 10036-7703
                             Attention:  James C. Colihan, Esq.
                             Tel:  (212) 626-4400
                             Fax:  (212) 626-4120

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, by fax or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

SECTION 4.08      NO WAIVER

         No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future hereof; or a waiver of any other provision, condition or request hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

SECTION 4.09      HEADINGS

         The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 4.10       NO THIRD PARTY BENEFICIARIES

         This Agreement is intended for the benefit of the parties and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other person.

SECTION 4.11       GOVERNING LAW

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

SECTION 4.12       RELATIONSHIP OF THE PARTIES

         For all purposes of this Agreement, Angeion, Angellan, ELA and all of their respective Affiliates shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute Angeion, Angellan or ELA or any of their respective Affiliates as partners, joint venturers, co-owners, an association or any entity separate and apart from each party itself, nor shall this Agreement make any party hereto an employee or agent, legal or otherwise, of the other parties for any purposes whatsoever. None of the parties hereto or thereto is authorized to make any statements or representations on behalf of the other parties or in any way obligate the other parties, except as expressly authorized in writing by the other parties. Anything in this Agreement to the contrary notwithstanding, no party hereto shall assume nor shall be liable for any liabilities or obligations of the other parties, whether past, present or future.

SECTION 4.13      CONFIDENTIALITY; PUBLICITY

         (a) Each party shall (and shall cause its Affiliates, agents and representatives to), for the term of this Agreement and for six (6) years after the expiration or termination of this Agreement for any reason, (i) keep confidential, (ii) not disclose to others, (iii) use only for the purposes provided for or permitted under this Agreement, and (iv) use Best Efforts, and at least the same degree of care (but no less than a reasonable degree of care) as it uses to protect its own Confidential Information of like importance, to prevent unauthorized use, dissemination and disclosure of, all of the other party's and its Affiliates' Confidential Information, except as expressly provided for or permitted by this Agreement. All Confidential Information shall, as between the Parties and their Affiliates, remain the sole property of the disclosing party or the relevant Affiliate. The receiving party and its Affiliates, agents and representatives shall have no rights to the Confidential Information of the disclosing party and its Affiliates, except as provided in this Agreement. Nothing in this Section 4.13 shall prevent disclosure or use of information which is or becomes public knowledge without the fault of the receiving party and its Affiliates, agents and representatives or information already known to, or proven by written evidence to have been independently derived by, the receiving party or its Affiliates or received from a third party having the right to convey it. Notwithstanding the foregoing, such Confidential Information may be (i) disclosed to a Governmental Authority and to others to the extent such disclosure may be required to be included in regulatory filings permitted under the terms of this Agreement or required under Applicable Law;
(ii) published by the receiving party, if and to the extent such publication has been approved in writing by the disclosing party or its Affiliates; or (iii) disclosed to the extent required by Applicable Law or as ordered by a court or other regulatory body having competent jurisdiction. In each of the foregoing cases, the receiving party will use its Best Efforts to limit the disclosure and maintain confidentiality of such Confidential Information to the maximum extent practicable and prior to making any such disclosure it shall use Best Efforts to consult with the disclosing party regarding the scope of any protective order or other confidentiality protections that may be available to limit the extent of disclosure. Any disclosure of Confidential Information to any Affiliates, agents or representatives of the receiving party shall be limited to a "need to know" basis for purposes related to this Agreement; provided that (i) the receiving party shall be responsible and liable to the disclosing party for any breach of the terms of this Section
4.13 by any Affiliate, agent or representative, and (ii) disclosure by the receiving party to any agent or representative shall be made pursuant to appropriate confidentiality agreements.

         The provisions of this Section 4.13 shall survive and shall remain in full force and effect for six (6) years after the expiration or termination of this Agreement for any reason. For purposes of this Section 4.13, ELA and ELA's Affiliates shall be deemed an Affiliate of Angellan.

         (b) Each party agrees, and shall cause its Affiliates to, not to issue any press release, disclosing the terms of, or relating to, this Agreement, without the prior written consent of the other party; provided, however, that neither party or its Affiliates shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law. Such disclosing party shall use its Best Efforts to consult with the other party regarding the issuance of any such press release, or with regard to any public statement disclosing the terms of this Agreement or any Related Agreement and shall use its Best Efforts to obtain confidential treatment for any Confidential Information where such press release or other public statement is required to be made by Applicable Law.

SECTION 4.14      NUMBER AND GENDER OF WORDS

         Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

SECTION 4.15      INTERPRETATION

         When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement, unless otherwise indicated. Any references to Applicable Laws or a subset thereof shall be deemed to include any amendments or additions thereto from time to time or any successor or similar Applicable Law.

SECTION 4.16       FURTHER ASSURANCES

         Each party hereto agrees to take such further actions including the execution of such further documents as may be necessary or desirable, or reasonably requested by the other, in order to carry out the provisions of this Agreement.

SECTION 4.17       FORCE MAJEURE

         (a) Neither party shall be responsible or liable to the other hereunder for the failure or delay in the performance of this Agreement due to any event of Force Majeure. In the event of the applicability of this Section 4.17, the party failing or delaying performance shall use its Best Efforts to eliminate, cure and overcome any of such causes and resume the performance of its obligations. If any event of Force Majeure continues for more than 180 days, either party shall have the right to terminate any Service which has been interrupted by such event of Force Majeure upon written notice to the other party delivered while such event of Force Majeure is continuing. For the avoidance of doubt, in the event that any event of Force Majeure has occurred and so long as it is continuing, excusing performance by one party of its obligations hereunder, the other party shall also be excused from its obligations hereunder to the extent its performance is dependent upon the affected party's performance.

         (b) Upon the occurrence of an event of Force Majeure, the party failing or delaying performance shall promptly notify the other party, in writing, setting forth the nature of the occurrence, its expected duration and how such party's performance is affected. The failing or delaying party shall resume performance of its obligations hereunder as soon as practicable after the Force Majeure event ceases.

SECTION 4.18      COUNTERPARTS

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that all Parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.



                                       ANGEION CORPORATION


                                       By: /s/ Whitney A. McFarlin
                                           -------------------------------------
                                           Name: Whitney A. McFarlin
                                           Title: President & C.E.O.




                                       ANGELLAN MEDICAL SYSTEMS, LLC,
                                       By its Members


                                            ANGEION CORPORATION


                                            By: /s/ Whitney A. McFarlin
                                                --------------------------------
                                                Name: Whitney A. McFarlin
                                                Title: President & C.E.O.



                                             ELA MEDICAL, INC.


                                             By /s/ Philippe Baetz
                                                --------------------------------
                                                Name: Philippe Baetz
                                                Title: Chairman of the Board

                                    EXHIBIT E

       OPERATING BUDGET FOR THE BALANCE OF THE CURRENT FISCAL YEAR AND THE
                      FIRST FULL FISCAL YEAR OF THE COMPANY


                      TO BE AGREED BEFORE DECEMBER 31, 1997



/s/ Oppenheimer Wolff & Donnelly



     Securities and Exchange Act of 1934, as amended.

** Incorporated by reference to the original Form 10-Q filed by the Company on December 15, 1997.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ANGEION CORPORATION

                                       By: /s/ James B. Hickey, Jr.
                                           -------------------------------------
                                           James B. Hickey, Jr.
                                           President and Chief Executive Officer